SOLICITATION VERSION

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

)
In re:	)	Chapter 11
)
Maxcom Telecomunicaciones, S.A.B. de C.V., et al.,[1]	) )	Case No. 13-[___] ([___])
)
Debtors.	)	(Joint Administration Requested)
)

JOINT PLAN OF REORGANIZATION OF MAXCOM TELECOMUNICACIONES, S.A.B. DE C.V.
AND ITS DEBTOR AFFILIATES PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE

Marc Kieselstein, P.C. (pro hac vice admission pending)	Laura Davis Jones (DE Bar No. 2436)
Adam Paul (pro hac vice admission pending)	James E. O’Neill (DE Bar No. 4042)
Daniel R. Hodgman (pro hac vice admission pending)	PACHULSKI STANG ZIEHL & JONES LLP
KIRKLAND & ELLIS LLP	919 North Market Street, 17th Floor
300 North LaSalle	P.O. Box 8705
Chicago, Illinois 60654	Wilmington, Delaware 19899-8705 (Courier 19801)
Telephone: (312) 862-2000	Telephone: (302) 652-4100
Facsimile: (312) 862-2200	Facsimile: (302) 652-4400

Proposed Counsel to the Debtors and Debtors in Possession

Dated: July 3, 2013

[1]	The Debtors, together with the last four digits of each Debtor’s federal tax identification number, are: Maxcom Telecomunicaciones, S.A.B. de C.V. (8KT0); Asesores Telcoop, S.A. de C.V. (0KY8); Celmax Móvil, S.A. de C.V. (1598); Corporativo en Telecomunicaciones, S.A. de C.V. (9QM7); Maxcom Servicios Administrativos, S.A. de C.V. (0UN7); Maxcom SF, S.A. de C.V. (8P19); Maxcom TV, S.A. de C.V. (2UNO); Maxcom U.S.A., Inc. (9299); Outsourcing Operadora de Personal, S.A. de C.V. (4R48); Servicios MSF, S.A. de C.V. (2H2A); Sierra Comunicaciones Globales, S.A. de C.V. (0HM5); Sierra Communications USA, Inc. (3925); TECBTC Estrategias de Promoción, S.A. de C.V. (7QBA); Telereunión, S.A. de C.V. (6TE9); and Telscape de México, S.A. de C.V. (4132). The location of the Debtors’ corporate headquarters and the service address for all Debtors is: Guillermo González Camarena, 2000, Centro Ciudad, Santa Fé, Mexico, D.F.

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Article V.	Treatment of Executory Contracts and Unexpired Leases		24

	A.	Assumption and Rejection of Executory Contracts and Unexpired Leases.	24
	B.	Claims Based on Rejection of Executory Contracts or Unexpired Leases.	25
	C.	Cure of Defaults for Executory Contracts and Unexpired Leases Assumed.	25
	D.	Insurance Policies.	26
	E.	Indemnification Provisions.	26
	F.	Benefit Programs.	26
	G.	Modifications, Amendments, Supplements, Restatements, or Other Agreements.	26
	H.	Reservation of Rights.	27
	I.	Nonoccurrence of Effective Date.	27
	J.	Contracts and Leases Entered Into After the Petition Date.	27

Article VI.	PROVISIONS GOVERNING DISTRIBUTIONS		27

	A.	Timing and Calculation of Amounts to Be Distributed.	27
	B.	Disbursing Agent.	27
	C.	Rights and Powers of Disbursing Agent.	28
	D.	Distributions on Account of Senior Notes Claims.	28
	E.	Delivery of Distributions and Undeliverable or Unclaimed Distributions.	28
	F.	Manner of Payment.	29
	G.	Section 1145 Exemption.	29
	H.	Section 3(a)(9) Exemption.	29
	I.	Compliance with Tax Requirements.	29
	J.	Allocations.	30
	K.	Setoffs and Recoupment.	30
	L.	Claims Paid or Payable by Third Parties.	30

Article VII.	PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED, AND DISPUTED CLAIMS		31

	A.	Allowance of Claims.	31
	B.	Claims Administration Responsibilities.	31
	C.	Estimation of Claims.	31
	D.	Adjustment to Claims Without Objection.	31
	E.	Disallowance of Claims.	31
	F.	No Distributions Pending Allowance.	32
	G.	Distributions After Allowance.	32
	H.	No Interest.	32

Article VIII.	SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS		32

	A.	Compromise and Settlement of Claims, Interests, and Controversies.	32
	B.	Discharge.	32
	C.	Release of Liens.	33
	D.	Debtor Release.	33
	E.	Third Party Release.	34
	F.	Liabilities to, and Rights of, Governmental Authorities.	35
	G.	Exculpation.	35
	H.	Injunction.	35
	I.	Term of Injunctions or Stays.	36

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Article IX.	CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN		36

	A.	Conditions Precedent to Confirmation.	36
	B.	Conditions Precedent to the Effective Date.	37
	C.	Waiver of Conditions.	38
	D.	Effect of Failure of Conditions.	38

Article X.	MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN		38

	A.	Modification and Amendments.	38
	B.	Effect of Confirmation on Modifications.	38
	C.	Revocation or Withdrawal of Plan.	38

Article XI.	RETENTION OF JURISDICTION		39

	A.	Exclusive Jurisdiction.	39
	B.	Non-Exclusive Jurisidiction.	40
	C.	New Senior Notes Indenture.	41

Article XII.	MISCELLANEOUS PROVISIONS		41

	A.	Conflicts.	41
	B.	Immediate Binding Effect.	41
	C.	Additional Documents.	41
	D.	Statutory Committee and Cessation of Fee and Expense Payment.	41
	E.	Approval Order	41
	F.	Reservation of Rights.	41
	G.	Successors and Assigns.	42
	H.	Notices.	42
	I.	Entire Agreement.	43
	J.	Exhibits.	43
	K.	Severability of Plan Provisions.	43
	L.	Votes Solicited in Good Faith.	44
	M.	Closing of Chapter 11 Cases.	44

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INTRODUCTION

Maxcom Telecomunicaciones, S.A.B. de C.V. (“Maxcom”) and its debtor affiliates, as debtors and debtors in possession (each, a “Debtor” and, collectively, the “Debtors”), propose this Plan (as such term is defined below) for the resolution of the Claims (as such term is defined below) against and Interests (as such term is defined below) in each of the Debtors pursuant to chapter 11 of the Bankruptcy Code (as such term is defined below).

Holders of Claims and Interests (as such terms are defined below) should refer to the Disclosure Statement (as such term is defined below) for a discussion of the Debtors’ history, businesses, assets, results of operations, historical financial information, and projections of future operations, as well as a summary and description of this Plan.

Article I.
Defined Terms, Rules of Interpretation,
Computation of Time, and Governing Law

A.                   Defined Terms.

As used in this Plan, capitalized terms have the meanings ascribed to them below.

1.                   “Accrued Professional Compensation Claims” means, at any given time, all Claims for accrued, contingent, and/or unpaid fees and expenses rendered allowable before the Effective Date by any retained Professional in the Chapter 11 Cases that the Bankruptcy Court has not denied by Final Order; provided, however, that any such fees and expenses (a) have not been previously paid (regardless of whether a fee application has been Filed for any such amount) and (b) have been applied against any retainer that has been provided to such Professional. To the extent that the Bankruptcy Court or any higher court of competent jurisdiction denies or reduces by a Final Order any amount of a Professional’s fees or expenses, then those reduced or denied amounts shall no longer constitute Accrued Professional Compensation Claims.

2.                   “Action” shall have the meaning set forth in Article IV.O.

3.                   “Administrative Claim” means any Claim for costs and expenses of administration pursuant to sections 328, 330, 364(c)(1), 365, 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of preserving the Estates and operating the businesses of the Debtors (such as wages, salaries, or commissions for services and payments for goods and other services and leased premises); and (b) all fees and charges assessed against the Estates pursuant to section 1930 of chapter 123 of the Judicial Code.

4.                   “Affiliate” means affiliate as such term is defined in section 101(2) of the Bankruptcy Code.

5.                   “Agreements to Tender” means, collectively, those certain Amended and Restated Agreements to Tender of the Committed Equity Holders to tender their Equity Interests in the Equity Tender Offer on the terms set forth therein, attached as Exhibit H to the Disclosure Statement.

6.                   “Allowed” means with respect to any Claim, except as otherwise provided herein: (a) a Claim that either (i) is not Disputed or (ii) has been allowed by a Final Order; (b) a Claim that is allowed (i) pursuant to the terms of the Plan, (ii) in any stipulation that is approved by the Bankruptcy Court by a Final Order, or (iii) pursuant to any contract, instrument, indenture, or other agreement entered into or assumed in connection herewith; (c) a Claim relating to a rejected Executory Contract or Unexpired Lease that either (i) is not a Disputed Claim or (ii) has been allowed by a Final Order; or (d) a Claim as to which a Proof of Claim has been timely Filed and as to which no objection has been Filed.

7.                   “Approval Order” means the order entered by the Bankruptcy Court on [____], 2013 [Docket No. ___], among other things, authorizing and directing the Debtors to comply with certain provisions of the Recapitalization Agreement and pay amounts thereunder.

8.                   “Avoidance Actions” means any and all avoidance, recovery, subordination, or other claims, actions, or remedies that may be brought by or on behalf of the Debtors or their Estates or other authorized parties in interest under the Bankruptcy Code or applicable non-bankruptcy law, including actions or remedies under sections 502, 510, 542, 544, 545, and 547 through and including 553 of the Bankruptcy Code.

9.                   “Ballot” means the form or forms distributed to certain Holders of Claims that are entitled to vote on the Plan by which such parties may indicate acceptance or rejection of the Plan.

10.                “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, all as now in effect or hereafter amended (to the extent applicable to the Chapter 11 Cases).

11.                “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware having jurisdiction over the Chapter 11 Cases or any other court having jurisdiction over the Chapter 11 Cases, including, to the extent of the withdrawal of the reference under 28 U.S.C. § 157, the United States District Court for the District of Delaware.

12.                “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure promulgated under section 2075 of the Judicial Code and the general, local, and chambers rules of the Bankruptcy Court, all as now in effect or hereafter amended (to the extent applicable to the Chapter 11 Cases).

13.                “Business Day” means any day, other than (a) a Saturday, Sunday, a “legal holiday” (as defined in Bankruptcy Rule 9006(a)(6)), or (b) any other day on which banks are legally permitted to be closed in Mexico, including any day that the Comisión Federal de Competencia regards as a holiday.

14.                “Capitalized Interest Amount” means an amount equal to unpaid interest accrued on the Senior Notes from (and including) April 15, 2013 through (and excluding) June 15, 2013, at the rate of eleven (11) percent per annum.

15.                “Cash” or “$” means the legal tender of the United States of America or the equivalent thereof, including bank deposits, checks, and cash equivalents, as applicable.

16.                “Causes of Action” means any action, claim, cause of action, controversy, demand, right, action, Lien, indemnity, guaranty, suit, obligation, liability, damage, judgment, account, defense, offset, power, privilege, license, and franchise of any kind or character whatsoever, known, unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, whether arising before, on, or after the Petition Date, in contract or in tort, in law or in equity, or pursuant to any other theory of law. Causes of Action also include: (a) any right of setoff, counterclaim, or recoupment and any claim for breaches of duties imposed by law or in equity; (b) the right to object to Claims or Interests; (c) any claim pursuant to section 362 or chapter 5 of the Bankruptcy Code; (d) any claim or defense including fraud, mistake, duress, and usury and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any state law fraudulent transfer claim.

17.                “Certificados de Participación Ordinaria” or “CPOs” means ordinary participation certificates issued by Nacional Financiera, S.N.C. in connection with the Neutral Investment Trust No. 80526 dated October 17, 2007, each CPO representing 3 (three) Series A common stock of Maxcom.

18.                “Chapter 11 Cases” means (a) when used with reference to a particular Debtor, the case pending for that Debtor under chapter 11 of the Bankruptcy Code and (b) when used with reference to all Debtors, the procedurally consolidated chapter 11 cases pending for the Debtors in the Bankruptcy Court.

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19.                “Claim” means any claim, as such term is defined in section 101(5) of the Bankruptcy Code, against a Debtor, whether or not asserted or Allowed.

20.                “Claims Register” means the official register of Claims maintained by the Notice and Claims Agent.

21.                “Class” means a class of Claims or Interests as set forth in Article III pursuant to section 1122(a) of the Bankruptcy Code.

22.                “Collateral Documents” means the collateral documents to be executed in connection with the issuance of the Step-Up Senior Notes and the execution of the Step-Up Senior Notes Indenture, including: (a) mortgages on the assets and properties owned by the Debtors; (b) intercompany indebtedness pledge and subordination agreement, as well as any ancillary agreement required to implement such subordination agreement in full; and (c) the form of revolving credit agreement to document Intercompany Claims (including provisions for the subordination of, and a third party beneficiary right (estipulación a favor de tercero) in connection with, such Intercompany Claims), which shall be (x) in the case of subclause (a), consistent in all material respects with the mortgages related to the Indenture, and (y) in the case of subclauses (b) and (c), reasonably satisfactory in form and substance to the Requisite Consenting Senior Noteholders and the Purchasers.

23.                “Committed Equity Holders” means, collectively, the Holders of Equity Interests that are parties to the Agreements to Tender, including Bankamerica Investment Corporation, BAS Capital Funding Corporation, BASCFC-Maxcom Holdings I, LLC, Fleet Growth Resources, Inc., Nexus-Maxcom Holding I, LLC, Eduardo Vazquez A., Gabriel Agustin Vazquez A., and Alina Georgina Carstens M., each in its capacity as a beneficial owner and holder of Equity Interests.

24.                “Common Stock” means Reorganized Maxcom’s Series A common stock.

25.                “Confirmation” means the entry of the Confirmation Order on the docket of the Chapter 11 Cases, subject to all conditions specified in Article IX.A having been satisfied or waived pursuant to Article IX.C.

26.                “Confirmation Date” means the date upon which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases, within the meaning of Bankruptcy Rules 5003 and 9021.

27.                “Confirmation Hearing” means the confirmation hearing held by the Bankruptcy Court pursuant to Bankruptcy Rule 3020(b)(2) and section 1128 of the Bankruptcy Code, including any adjournments thereof, at which the Bankruptcy Court will consider confirmation of the Plan.

28.                “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan in accordance with section 1129 of the Bankruptcy Code (a) in form and substance reasonably acceptable to the Requisite Consenting Senior Noteholders and (b) in form and substance acceptable to the Purchasers.

29.                “Consenting Senior Noteholders” means the Holders of Senior Notes Claims that are party to the Restructuring Support Agreement.

30.                “Consenting Senior Noteholders’ Professional Fees” means the reasonable and documented fees and expenses incurred in connection with the Chapter 11 Cases (whether incurred before or after the Petition Date) of the following professionals of the Consenting Senior Noteholders: (a) Cleary Gottlieb Steen & Hamilton LLP, as U.S. counsel to the Consenting Senior Noteholders; (b) Cervantes Sainz, S.C., as Mexican counsel to the Consenting Senior Noteholders; and (c) Pepper Hamilton LLP, as Delaware counsel to the Consenting Senior Noteholders.

31.                “Consummation” means the occurrence of the Effective Date.

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32.                “Committee” means any official committee (and all subcommittees thereof) appointed in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code.

33.                “Cure Claim” means a Claim for the payment of Cash by the Debtors, or the distribution of other property (as the parties to the Executory Contract or Unexpired Lease that is to be assumed may agree or the Bankruptcy Court may order), as necessary to (a) cure a monetary default by the Debtors in accordance with the terms of an Executory Contract or Unexpired Lease of the Debtors and (b) permit the assumption of such Executory Contract or Unexpired Lease under section 365 of the Bankruptcy Code.

34.                “Cure Notice” means a notice of a proposed amount to be paid on account of a Cure Claim in connection with an Executory Contract or Unexpired Lease to be assumed under the Plan pursuant to section 365 of the Bankruptcy Code, which notice shall include (a) procedures for objecting to proposed assumptions of Executory Contracts and Unexpired Leases, (b) Cure Claims to be paid in connection therewith, and (c) procedures for resolution of any related disputes.

35.                “D&O Liability Insurance Policies” means all insurance policies for directors’, managers’, and officers’ liability maintained by the Debtors as of the Petition Date.

36.                “D&O Tail Coverage” shall have the meaning set forth in Article IV.O.

37.                “Debtor” means one of the Debtors, in its individual capacity as a debtor and debtor in possession in the Chapter 11 Cases.

38.                “Debtor Release” means the release given by the Debtors to the Released Parties as set forth in Article VIII.D.

39.                “Debtors” means, collectively: Maxcom Telecomunicaciones, S.A.B. de C.V.; Asesores Telcoop, S.A. de C.V.; Celmax Móvil, S.A. de C.V.; Corporativo en Telecomunicaciones, S.A. de C.V.; Maxcom Servicios Administrativos, S.A. de C.V.; Maxcom SF, S.A. de C.V.; Maxcom TV, S.A. de C.V.; Maxcom U.S.A., Inc.; Outsourcing Operadora de Personal, S.A. de C.V.; Servicios MSF, S.A. de C.V.; Sierra Comunicaciones Globales, S.A. de C.V.; Sierra Communications USA, Inc.; TECBTC Estrategias de Promoción, S.A. de C.V.; Telereunión, S.A. de C.V.; and Telscape de México, S.A. de C.V.

40.                “Description of Step-Up Senior Notes” means the Description of the Step-Up Senior Notes attached as Exhibit G to the Disclosure Statement.

41.                “Disbursing Agent” means the Reorganized Debtors or any Entity selected by the Debtors or Reorganized Debtors and identified in the Plan Supplement, as applicable, to make or facilitate distributions contemplated under the Plan.

42.                “Disclosure Statement” means the Disclosure Statement for the Joint Plan of Reorganization of Maxcom Telecomunicaciones, S.A.B. de C.V. and its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code, dated July 3, 2013, as amended, supplemented, or modified from time to time, in form and substance reasonably acceptable to the Requisite Consenting Senior Noteholders and the Purchasers, including all exhibits and schedules thereto and references therein that relate to the Plan, and that is prepared and distributed in accordance with the Bankruptcy Code, the Bankruptcy Rules, and any other applicable laws and as approved by the Bankruptcy Court.

43.                “Disputed” means, with respect to any Claim or Interest, any Claim or Interest, or any portion thereof, (a) to the extent neither Allowed nor disallowed under the Plan or a Final Order nor deemed Allowed under section 502, 503, or 1111 of the Bankruptcy Code, or (b) for which a Proof of Claim or Interest or a motion for payment has been timely Filed with the Bankruptcy Court, to the extent the Debtors or any other party in interest has interposed a timely objection or request for estimation in accordance with the Plan, the Bankruptcy Code, or the Bankruptcy Rules, which objection or request for estimation has not been withdrawn or determined by a Final Order; provided, however, that in no event shall a Claim that is deemed Allowed pursuant to this Plan be a Disputed Claim.

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44.                “Distribution Record Date” means the date that the Confirmation Order is entered by the Bankruptcy Court.

45.                “DWAC” means the Deposit/Withdrawal at Custodian procedures of the Depository Trust Company.

46.                “Effective Date” means the date selected by the Debtors, in consultation with the Requisite Consenting Senior Noteholders and the Purchasers, that is a Business Day on or after the Confirmation Date on which (a) the conditions to the occurrence of the Effective Date have been met or waived pursuant to Article IX.B and Article IX.C and (b) no stay of the Confirmation Order is then in effect. Any action to be taken on the Effective Date may be taken on or as soon as reasonably practicable after the Effective Date.

47.                “Entity” means an entity as such term is defined in section 101(15) of the Bankruptcy Code.

48.                “Equity Interest” means (a) any share of common stock, preferred stock, or other instrument evidencing an ownership interest in Maxcom, whether or not transferable, and any option, warrant or right, contractual or otherwise, to acquire any such interest in Maxcom (regardless whether such ownership interest in Maxcom is represented by (i) Certificados de Participación Ordinarios issued by Nacional Financiera, S.N.C. in connection with the Neutral Investment Trust No. 80526 dated October 17, 2007, (ii) American Depositary Shares evidenced by American Depositary Receipts, (iii) Common Shares certificates, or (iv) any other form of security which underlying value are shares of Maxcom) and (b) any claim arising out of the ownership, purchase, or sale of such share of common stock, preferred stock, or other instrument evidencing an ownership interest in Maxcom.

49.                “Equity Subscription Price” means a “per share price” of Ps$2.90 per Certificado de Participación Ordinario (or its equivalent for any other security which underlying value are Equity Interests).

50.                “Equity Subscription Rights Agent” means GCG Inc.

51.                “Equity Subscription Rights” means the equity subscription rights that Reorganized Maxcom will distribute in partial satisfaction of the Senior Notes Claims on the terms set forth in Article IV.D.

52.                “Equity Subscription Rights Distribution Record Date” means the Effective Date.

53.                “Equity Subscription Stock” means the Common Stock available for subscription by the Holders of Equity Subscription Rights for which Holders of Equity Interests of Maxcom or Reorganized Maxcom do not subscribe on or before the expiration of the preemptive rights period required pursuant to applicable law in Mexico.

54.                “Equity Tender Offer” means the Purchasers’ public tender offer to purchase up to 100% of the outstanding shares of Maxcom’s common stock on the terms set forth in the Agreements to Tender and the Recapitalization Agreement.

55.                “Equity Tender Offer Expiration Date” means the date of the expiration of the Equity Tender Offer.

56.                “Equity Tender Offer Settlement Date” means the date of settlement of the Equity Tender Offer.

57.                “Estate” means, as to each Debtor, the estate created for the Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code.

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58.                “Exercise Limit” means, with respect to each initial holder of Step-Up Senior Notes, an aggregate subscription price for the Equity Subscription Rights not to exceed an amount equal to 15% of the aggregate principal amount of Step-Up Senior Notes (which includes the Capitalized Interest Amount) to be distributed to the initial holder of any Equity Subscription Rights on the Effective Date.

59.                “Expiration Date” has the meaning set forth in Article IV.D.

60.                “Exculpated Claim” means any Claim related to any act or omission derived from, based upon, related to, or arising from the Debtors’ in- or out-of-court restructuring efforts, the Chapter 11 Cases, formulation, preparation, dissemination, negotiation, or filing of the Disclosure Statement, the Plan (including any term sheets related thereto), or any contract, instrument, release, or other agreement or document created or entered into in connection with the Disclosure Statement, the Plan, the filing of the Chapter 11 Cases, the solicitation of acceptances of the Plan, the pursuit of confirmation of the Plan and Consummation, and the administration and implementation of the Plan, including (a) the Restructuring Support Agreement, (b) the Equity Tender Offer and the New Capital Contribution, (c) the Agreements to Tender, (d) the Recapitalization Agreement, and (e) the distribution of property under the Plan or any other agreement.

61.                “Exculpated Party” means, in their capacity as such, each of: (a) the Debtors; (b) the Reorganized Debtors; (c) with respect to each of the foregoing Entities in clauses (a) and (b), such Entities’ predecessors, successors and assigns, subsidiaries, Affiliates, managed accounts or funds, current and former officers, directors, principals, members, partners, shareholders, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors, advisory board members, and other professionals, and such Entities’ respective heirs, executors, estates, servants, and nominees; and (d) the Released Parties.

62.                “Executory Contract” means a contract to which one or more of the Debtors is a party and that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

63.                “Federal Judgment Rate” means the U.S. federal judgment rate in effect as of the Petition Date.

64.                “File,” “Filed,” or “Filing” means file, filed, or filing with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases.

65.                “Final Decree” means the decree contemplated under Bankruptcy Rule 3022.

66.                “Final Order” means an order or judgment of the Bankruptcy Court or any other court of competent jurisdiction that has not been modified, amended, reversed, vacated, or stayed and as to which (a) the time to appeal, petition for certiorari, or move for a new trial, reargument, or rehearing has expired and as to which no appeal, petition for certiorari or motion for new trial, reargument, or rehearing shall then be pending or (b) if an appeal, writ of certiorari, new trial, reargument, or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court or other court of competent jurisdiction shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, reargument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, reargument, or rehearing shall have expired, as a result of which such order shall have become final in accordance with Rule 8002 of the Bankruptcy Rules; provided that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed relating to such order, shall not cause such order not to be a Final Order.

67.                “General Unsecured Claim” means any Claim that is not (a) an Administrative Claim, (b) an Accrued Professional Compensation Claim, (c) a Priority Tax Claim, (d) an Other Secured Claim, (e) a Senior Notes Claim, (f) an Other Priority Claim, or (g) an Intercompany Claim, and that is not otherwise treated in this Plan.

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68.                “Governmental Authority” means any Mexican, United States, or other international, national, federal, state, municipal or local governmental, regulatory or administrative authority, agency or commission, or any judicial or arbitral body (including the International Telecommunication Union) or other entity exercising executive, legislative, judicial, regulatory, or administrative powers or functions of government, including any “governmental unit” as such term is defined in section 101(27) of the Bankruptcy Code.

69.                “Holder” means an Entity holding a Claim or an Interest.

70.                “Impaired” means, with respect to a Class of Claims or Interests, a Class of Claims or Interests that is impaired within the meaning of section 1124 of the Bankruptcy Code.

71.                “Indemnification Provisions” means each of the Debtors’ indemnification or contribution provisions in place before or as of the Effective Date whether in the bylaws, certificates of incorporation, other formation documents, board resolutions, or employment contracts or as provided in their respective Estatutos for the Debtors’ current and former directors, members, trustees, officers, managers, employees, attorneys, other professionals, and agents of the Debtors and such current and former directors, members, trustees, officers, and managers’ respective Affiliates. Indemnification Provisions shall include any and all indemnification, reimbursement, exculpation, contribution and related obligations of the Debtors arising in connection with those certain letter agreements among the Debtors, Alfaro, Dávila y Ríos, S.C., and Lazard Frères & Co. LLC dated as of May 23, 2013, as such letter agreements may be amended, modified, or supplemented from time to time; provided, however, that to the extent such indemnification and related obligations are sought to be enforced during the Chapter 11 Cases they shall be subject to the provisions of the order of the Bankruptcy Court approving such letter agreements.

72.                “Indenture” means that certain indenture governing the Senior Notes, dated as of December 20, 2006, by and among Maxcom, the various guarantors party thereto from time to time, and the Indenture Trustee, as amended, modified, or supplemented.

73.                “Indenture Trustee” means Deutsche Bank Trust Company Americas in its capacity as trustee under the Indenture.

74.                “Intercompany Claim” means any Claim against a Debtor held by another Debtor.

75.                “Intercompany Interest” means an Interest in a Debtor held by another Debtor.

76.                “Interests” means any equity security (as such term is defined in section 101(16) of the Bankruptcy Code) in a Debtor, including all issued, unissued, authorized, or outstanding shares of capital stock of the Debtors together with any warrants, options, or contractual rights to purchase or acquire such equity securities at any time and all rights arising with respect thereto.

77.                “Judicial Code” means title 28 of the United States Code, 28 U.S.C. §§ 1–4001.

78.                “Lien” means a lien as such term is defined in section 101(37) of the Bankruptcy Code.

79.                “Management Incentive Program” means that certain pre-Effective Date incentive program for management, directors, and/or employees on the terms and conditions (a) in form and substance reasonably acceptable to the Requisite Consenting Senior Noteholders and (b) in form and substance acceptable to the Purchasers.

80.                “Maximum Premium” shall have the meaning set forth in Article IV.O.

81.                “Mexico” means the United Mexican States.

82.                “New Boards” mean, collectively, the New Maxcom Board and the initial board of directors or members, as the case may be, of each of the Reorganized Debtors other than Reorganized Maxcom.

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83.                “New Capital Contribution” means the Purchasers’ capital contribution of $45 million to Maxcom in exchange for newly issued shares of Common Stock on the terms set forth in the Recapitalization Agreement.

84.                “New Corporate Governance Documents” means the form of the amended or restated articles of incorporation and bylaws, or other similar organizational and constituent documents, for each of the Reorganized Debtors, which forms shall be included in the Plan Supplement and which shall be in form and substance acceptable to the Purchasers.

85.                “New Maxcom Board” means the initial board of directors of Reorganized Maxcom, which board shall comply with foreign investment restrictions under applicable Mexican law.

86.                “New Stockholders Agreement” means the stockholders agreement for Reorganized Maxcom, which shall be included in the Plan Supplement and which shall be in form and substance acceptable to the Purchasers.

87.                “Notice and Claims Agent” means GCG, Inc., in its capacity as the Debtors’ retained notice, claims, and solicitation agent.

88.                “Other Priority Claim” means any Claim accorded priority in right of payment under section 507(a) of the Bankruptcy Code, other than (a) an Administrative Claim or (b) a Priority Tax Claim.

89.                “Other Secured Claim” means any Secured Claim that is not a Senior Notes Claim.

90.                “Person” means a person as such term as defined in section 101(41) of the Bankruptcy Code.

91.                “Petition Date” means the date on which each of the Debtors commenced the Chapter 11 Cases.

92.                “Plan” means this Joint Plan of Reorganization of Maxcom Telecomunicaciones, S.A.B. de C.V. and its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code (including all exhibits annexed hereto and the Plan Supplement, all of which are incorporated herein by reference), as it may be modified, amended, or supplemented from time to time in accordance with the provisions of the Bankruptcy Code, the Bankruptcy Rules, and Article X, and which shall be (a) in form and substance reasonably acceptable to the Requisite Consenting Senior Noteholders and (b) in form and substance acceptable to the Purchasers.

93.                “Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits to the Plan to be Filed by the Debtors no later than five Business Days before the Confirmation Hearing on notice to parties in interest and additional documents Filed before the Effective Date as supplements or amendments to the Plan Supplement, each of the foregoing being in form and substance acceptable to the Purchasers, including: (a) the New Corporate Governance Documents; (b) the Rejected Executory Contract and Unexpired Lease List, if any; (c) a list of retained Causes of Action, if any; (d) the Management Incentive Program; (e) the identification of any Disbursing Agent other than the Reorganized Debtors; (f) the Step-Up Senior Notes Indenture; (g) the Collateral Documents; and (h) a list of the identity and affiliation of any individual who is proposed to serve as an officer or director of any Reorganized Debtor. Any reference to the Plan Supplement in this Plan shall include each of the documents identified above as (a) through (h). The Debtors shall have the right to amend the documents contained in, and exhibits to, the Plan Supplement through the Effective Date in accordance with Article X.A.

94.                “Priority Tax Claim” means any Claim of the kind specified in section 507(a)(8) of the Bankruptcy Code.

95.                “Professional” means an Entity: (a) employed by the Debtors or a Committee pursuant to a Final Order in accordance with sections 327, 363, or 1103 of the Bankruptcy Code and to be compensated for services rendered before or on the Confirmation Date, pursuant to sections 327, 328, 329, 330, 331, or 363 of the Bankruptcy Code; or (b) for which compensation and reimbursement has been Allowed by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

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96.                “Professional Fee Escrow Account” means an interest-bearing escrow account to hold and maintain an amount of Cash equal to the Professional Fee Escrow Amount funded by the Debtors on or before the Effective Date solely for the purpose of paying all Allowed and unpaid Accrued Professional Compensation Claims. Such Cash shall remain subject to the jurisdiction of the Bankruptcy Court.

97.                “Professional Fee Escrow Amount” means the aggregate Accrued Professional Compensation Claims through the Effective Date as estimated in accordance with Article II.B.3.

98.                “Proof of Claim” means a written proof of claim Filed against any of the Debtors in the Chapter 11 Cases.

99.                “Pro Rata” means the proportion that an Allowed Claim in a particular Class bears to the aggregate amount of all Allowed Claims in that Class.

100.            “Ps$” means pesos, legal tender of the United Mexican States.

101.            “Purchasers” means, collectively, Ventura Capital Privado, S.A. de C.V., Trust Number 1387 (acting through Banco Invex S.A., Institución de Banca Múltiple, Invex Grupo Financiero), Javier Molinar Horcasitas, and Enrique Castillo Sanchéz Mejorada.

102.            “Recapitalization Agreement” means the agreement, dated as of July 3, 2013, among Maxcom and the Purchasers providing for, among other things, the terms and conditions of the Equity Tender Offer and the New Capital Contribution.

103.            “Reinstated” means, with respect to Claims and Interests, treated in accordance with section 1124 of the Bankruptcy Code.

104.            “Rejected Executory Contract and Unexpired Lease List” means the list (as may be amended), as determined by the Debtors or the Reorganized Debtors, of Executory Contracts and Unexpired Leases (including any amendments or modifications thereto) that will be rejected by the Reorganized Debtors pursuant to the provisions of Article V.A, which list shall be included in the Plan Supplement and which list shall be in form and substance acceptable to the Purchasers; for the avoidance of doubt, the Purchasers may require the Debtors to add or remove any Executory Contract or Unexpired Lease from such list prior to the Effective Date.

105.            “Released Party” means, in their capacity as such, each of: (a) the present and former directors, officers, members, employees, affiliates, agents, financial advisors, restructuring advisors, attorneys and representatives of or to the Debtors; (b) the Consenting Senior Noteholders; (c) the Indenture Trustee; (d) the Committed Equity Holders; (e) the Purchasers; and (f) with respect to each of the foregoing Entities in clauses (a) through (e), such Entities’ predecessors, successors and assigns, subsidiaries, Affiliates, managed accounts or funds, current and former officers, directors, principals, members, partners, shareholders, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors, and advisory board members and other professionals, and such Entities’ respective heirs, executors, estates, servants, and nominees.

106.            “Releasing Party” means, in their capacity as such, each of: (a) the Consenting Senior Noteholders; (b) other than the Consenting Senior Noteholders, each Holder of a Claim or Interest other than a Holder of a Claim that has voted to reject the Plan; (c) the Indenture Trustee; (d) the Committed Equity Holders; (e) the Purchasers; and (f) with respect to each of the foregoing Entities in clauses (a) through (e), such Entities’ predecessors, successors and assigns, subsidiaries, Affiliates, managed accounts or funds, current and former officers, directors, principals, members, partners, shareholders, employees, agents, financial advisors, and advisory board members and other professionals, and such Entities’ respective heirs, executors, estates, servants, and nominees.

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107.            “Reorganized Maxcom” means Maxcom, or any successor thereto, by merger, consolidation, or otherwise, on or after the Effective Date, it being understood that, as of the Effective Date, Reorganized Maxcom shall be a corporation organized under the laws of Mexico.

108.            “Reorganized Debtor” means, with respect to any Debtor, any successor thereto, by merger, consolidation, or otherwise, on or after the Effective Date.

109.            “Requisite Consenting Senior Noteholders” has the meaning assigned to such term in the Restructuring Support Agreement.

110.            “Restructuring Support Agreement” means that certain Restructuring and Support Agreement, dated as of July 3, 2013, among the Debtors and the Consenting Senior Noteholders, providing for, among other things, agreement of the Consenting Senior Noteholders to support, and vote in favor of, this Plan.

111.            “Secured” means when referring to a Claim: (a) secured by a Lien on property in which the Estate has an interest, which Lien is valid, perfected, and enforceable under the Bankruptcy Code, pursuant to applicable law, or by reason of a Final Order of the Bankruptcy Court, or that is subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the creditor’s interest in the Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code or (b) Allowed as such pursuant to the Plan.

112.            “Securities Act” means the Securities Act of 1933, 15 U.S.C. 77a-77aa, together with the rules and regulations promulgated thereunder.

113.            “Security” means a security as defined in Section 2(a)(1) of the Securities Act.

114.            “Senior Notes Claim” means any Claim, right, or interest derived from, based upon, relating to, or arising from the Indenture and any instruments, documents or agreements executed in connection therewith, including all principal amounts, all accrued but unpaid interest thereon, any applicable fees, and any Claim arising from the purchase or sale of Senior Notes.

115.            “Senior Notes” means those certain 11% Senior Notes due 2014, issued pursuant to the Indenture.

116.            “Step-Up Senior Notes” means the new notes due 2020 that Reorganized Maxcom will issue in partial satisfaction of the Senior Notes Claims on the terms set forth in the Description of Step-Up Senior Notes up to a maximum aggregate principal amount of U.S.$200,000,000, (a) minus the amount of Senior Notes held in treasury by Maxcom, if any, (b) plus the Capitalized Interest Amount.

117.            “Step-Up Senior Notes Indenture” means the indenture governing the Step-Up Senior Notes, which shall be consistent with the Description of Step-Up Senior Notes in all respects and which shall otherwise be in form and substance reasonably acceptable to the Requisite Consenting Senior Noteholders and the Purchasers.

118.            “Tail Period” shall have the meaning set forth in Article IV.O.

119.            “Third Party Release” means the release provision set forth in Article VIII.E.

120.            “Unexpired Lease” means a lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

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121.            “U.S. Trustee” means the Office of the United States Trustee for the District of Delaware.

122.            “VWAP Valuation” means the volume weighted average price of the Senior Notes during the VWAP Valuation Period, it being understood that in the event that the average price of the Senior Notes on any day during the VWAP Valuation Period is below 65 cents or above 85 cents (per dollar of Senior Notes principal amount), such days shall be excluded from the VWAP Valuation.

123.            “VWAP Valuation Period” means the trailing 20 trading day period immediately prior to the Effective Date.

B.                   Rules of Interpretation.

For purposes of this Plan: (1) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (2) any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (3) any reference herein to an existing document, schedule, or exhibit, whether or not Filed, having been Filed, or to be Filed shall mean that document, schedule, or exhibit, as it may thereafter be amended, modified, or supplemented; (4) any reference to an Entity as a Holder of a Claim or Interest includes that Entity’s successors and assigns; (5) unless otherwise specified, all references herein to “Articles” are references to Articles hereof or hereto; (6) unless otherwise specified, all references herein to exhibits are references to exhibits in the Plan Supplement; (7) unless otherwise specified, the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (8) subject to the provisions of any contract, certificate of incorporation, bylaw, instrument, release, or other agreement or document entered into in connection with the Plan, the rights and obligations arising pursuant to the Plan shall be governed by, and construed and enforced in accordance with the applicable federal law, including the Bankruptcy Code and the Bankruptcy Rules; (9) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (10) unless otherwise specified herein, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (11) all references to docket numbers of documents Filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (12) all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time, and as applicable to the Chapter 11 Cases, unless otherwise stated; and (13) any immaterial effectuating provisions may be interpreted by the Reorganized Debtors in such a manner that is consistent with the overall purpose and intent of the Plan all without further Bankruptcy Court order or otherwise.

C.                  Computation of Time.

Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein.

D.                  Governing Law.

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of Delaware, without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction, and implementation of the Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control); provided, however, that corporate governance matters relating to the Debtors or the Reorganized Debtors, as applicable, not incorporated in Delaware shall be governed by the laws of the country, state, or province of incorporation of the applicable Debtor or Reorganized Debtor, as applicable.

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E.                   Reference to Monetary Figures.

All references in the Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided.

F.                   Reference to the Debtors or the Reorganized Debtors.

Except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Debtors or the Reorganized Debtors shall mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

Article II.
ADMINISTRATIVE CLAIMS AND OTHER UNCLASSIFIED CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article III.

A.                   Administrative Claims.

Except to the extent that a Holder of an Allowed Administrative Claim and the applicable Debtor(s) or the Reorganized Debtor(s), as applicable, agree to less favorable treatment with respect to such Holder, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Administrative Claim, each Holder of an Allowed Administrative Claim shall be paid in full in Cash on the latest of: (a) on or as soon as reasonably practicable after the Effective Date if such Administrative Claim is Allowed as of the Effective Date; (b) on or as soon as reasonably practicable after the date such Administrative Claim is Allowed; and (c) the date such Allowed Administrative Claim becomes due and payable, or as soon thereafter as is practicable; provided, however, that Allowed Administrative Claims that arise in the ordinary course of the Debtors’ business shall be paid in the ordinary course of business in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing, or other documents relating to such transactions. Notwithstanding the foregoing, no request for payment of an Administrative Claim need be Filed with respect to an Administrative Claim previously Allowed by Final Order.

B.                   Professional Compensation.

1.                   Professional Fee Escrow Account.

As soon as reasonably practicable after the Confirmation Date and no later than the Effective Date, the Debtors shall establish the Professional Fee Escrow Account. The Debtors shall fund the Professional Fee Escrow Account with Cash in the amount of the aggregate Professional Fee Escrow Amount for all Professionals. The Professional Fee Escrow Account shall be maintained in trust for the Professionals. Such funds shall not be considered property of the Debtors’ Estates, except as otherwise provided in Article II.B.2.

2.                   Final Fee Applications and Payment of Accrued Professional Compensation Claims.

All final requests for payment of Claims of a Professional shall be Filed no later than 45 calendar days after the Effective Date. After notice and a hearing in accordance with the procedures established by the Bankruptcy Code and prior Bankruptcy Court orders, the Allowed amounts of such Accrued Professional Compensation Claims shall be determined by the Bankruptcy Court. The amount of Accrued Professional Compensation Claims owing to the Professionals, after taking into account any prior payments and after applying any retainers, shall be paid in Cash to such Professionals from funds held in the Professional Fee Escrow Account when such Claims are Allowed by a Final Order. To the extent that funds held in the Professional Fee Escrow Account are unable to satisfy the amount of Accrued Professional Compensation Claims owing to the Professionals, such Professionals shall have an Allowed Administrative Claim for any such deficiency, which shall be satisfied in accordance with Article II.A. After all Allowed Accrued Professional Compensation Claims have been paid in full, the escrow agent shall return any excess amounts to the Reorganized Debtors.

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3.                   Professional Fee Escrow Amount.

To receive payment for unbilled fees and expenses incurred through the Effective Date, the Professionals shall estimate their reasonable Accrued Professional Compensation Claims before and as of the Effective Date, taking into account any prior payments and after applying any retainers, and shall deliver such estimate to the Debtors and the Purchasers no later than ten calendar days after the Confirmation Date; provided, however, that such estimate shall not be considered an admission with respect to the fees and expenses of such Professional and such Professionals are not bound to any extent by the estimates. If a Professional does not provide an estimate, the Debtors may estimate a reasonable amount of unbilled fees and expenses of such Professional, taking into account any prior payments and after applying any retainers; provided, however, that such estimate shall not be binding or considered an admission with respect to the fees and expenses of such Professional. The total amount so estimated shall comprise the Professional Fee Escrow Amount. To the extent that any Accrued Professional Compensation Claims are satisfied after the funding of the Professional Fee Escrow Account with funds outside the Professional Fee Escrow Account, the Professional Fee Escrow Amount shall be reduced by the amount of such funds and such amount shall be returned as soon as practicable to the Debtors or Reorganized Debtors, as applicable.

4.                   Consenting Senior Noteholders’ Professional Fees.

Pursuant to section 1129(a)(4) of the Bankruptcy Code, the Consenting Senior Noteholders’ Professional Fees shall be deemed to be Allowed Administrative Claims and shall be paid by the Debtors without the need for the Consenting Senior Noteholders to file an application or otherwise seek Bankruptcy Court approval.

5.                   Post-Confirmation Date Fees and Expenses.

Except as otherwise specifically provided in the Plan, from and after the Confirmation Date, the Debtors or Reorganized Debtors, as applicable, may, in the ordinary course of business and without any further notice to or action, order or approval of the Bankruptcy Court, pay in Cash the reasonable legal, professional, or other fees and expenses of Professionals that have been formally retained in accordance with sections 327, 363, or 1103 of the Bankruptcy Code before the Confirmation Date; provided that (a) such fees relate to the implementation and Consummation of the Plan incurred by the Debtors through and including the Effective Date, (b) Professionals that charge on an hourly basis may only charge at their standard hourly rate, (c) Professionals that charge on a monthly basis may only charge at the monthly rate previously approved by the Bankruptcy Court, and (d) any success fee must be approved the Bankruptcy Court. For the avoidance of doubt, the foregoing provision shall not apply to the payment of any fees and expenses of professionals that have not been formally retained by the Debtors or a Committee before the Confirmation Date.

C.                  Priority Tax Claims.

Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in exchange for full and final satisfaction, settlement, release, and discharge of each Allowed Priority Tax Claim, each Holder of an Allowed Priority Tax Claim due and payable on or before the Effective Date shall receive, at the option of the Debtors or Reorganized Debtors, one of the following treatments: (1) Cash in an amount equal to the amount of such Allowed Priority Tax Claim, plus interest at the rate determined under applicable nonbankruptcy law and to the extent provided for by section 511 of the Bankruptcy Code; (2) Cash in an aggregate amount of such Allowed Priority Tax Claim payable in installment payments over a period of time not to exceed five years after the Petition Date, in accordance with section 1129(a)(9)(C) of the Bankruptcy Code, plus interest at the rate determined under applicable nonbankruptcy law and to the extent provided for by section 511 of the Bankruptcy Code; or (3) such other treatment as may be agreed upon by such Holder and the Debtors or otherwise determined upon an order of the Bankruptcy Court.

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D.                  Statutory Fees.

Notwithstanding anything to the contrary contained herein, on the Effective Date, the Debtors shall pay, in full in Cash, any fees due and owing to the U.S. Trustee at the time of Confirmation. On and after the Effective Date, Reorganized Maxcom shall pay the applicable U.S. Trustee fees for each of the Reorganized Debtors until the entry of a Final Decree in each such Debtor’s Chapter 11 Case or until each such Chapter 11 Case is converted or dismissed.

E.                   Indenture Trustee Expenses.

On the Effective Date, the Reorganized Debtors shall pay all reasonable, documented, and unpaid fees of the Indenture Trustee, and reasonable, documented, unpaid out-of-pocket costs and expenses, including reasonable and documented fees and expenses of counsel, incurred by the Indenture Trustee through the Effective Date or incurred by the Indenture Trustee in connection with making distributions pursuant to the Plan, if any, except any such costs and expenses as may be attributable to the Indenture Trustee’s gross negligence or willful misconduct.

Article III.
CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

A.                   Classification of Claims and Interests.

Pursuant to section 1122 of the Bankruptcy Code, set forth below is a designation of Classes of Claims and Interests. All Claims and Interests, except for Administrative Claims and Priority Tax Claims, are classified in the Classes set forth in this Article III. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other Classes. A Claim also is classified in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim is an Allowed Claim in that Class and has not been paid, released, or otherwise satisfied before the Effective Date.

B.                   Summary of Classification.

The classification of Claims and Interests against each Debtor (as applicable) pursuant to the Plan is as set forth below. The Plan shall apply as a separate Plan for each of the Debtors, and the classification of Claims and Interests set forth herein shall apply separately to each of the Debtors. All of the potential Classes for the Debtors are set forth herein. Certain of the Debtors may not have Holders of Claims or Interests in a particular Class or Classes, and such Classes shall be treated as set forth in Article III.E. For all purposes under the Plan, each Class will contain sub-Classes for each of the Debtors (note: many of such sub-Classes may be vacant).

Class	Claim/Interest	Status	Voting Rights
1	Other Secured Claims	Not Impaired	Deemed to Accept
2	Senior Notes Claims	Impaired	Entitled to Vote
3	Other Priority Claims	Not Impaired	Deemed to Accept
4	General Unsecured Claims	Not Impaired	Deemed to Accept
5	Intercompany Claims	Not Impaired	Deemed to Accept
6	Intercompany Interests	Not Impaired	Deemed to Accept
7	Equity Interests in Maxcom	Not Impaired	Deemed to Accept

C.                  Treatment of Claims and Interests.

To the extent a Class contains Allowed Claims or Allowed Interests with respect to a particular Debtor, the treatment provided to each Class for distribution purposes is specified below:

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1.                   Class 1 - Other Secured Claims.

(a)	Classification: Class 1 consists of Other Secured Claims.

(b)	Treatment: Except to the extent that a Holder of an Allowed Claim in Class 1 agrees to a less favorable treatment of its Allowed Claim in Class 1, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class 1, each such Holder shall receive, at the option of the Reorganized Debtors, either:

(i)	payment in full in Cash;

(ii)	delivery of collateral securing its Other Secured Claim and payment of any interest required under section 506(b) of the Bankruptcy Code;

(iii)	reinstatement of its Other Secured Claim; or

(iv)	other treatment rendering its Other Secured Claim Unimpaired.

(c)	Voting: Class 1 is not Impaired by the Plan, and each Holder of a Class 1 Other Secured Claim is conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Class 1 Other Secured Claims are not entitled to vote to accept or reject the Plan.

2.                   Class 2 - Senior Notes Claims.

(a)	Classification: Class 2 consists of Senior Notes Claims.

(b)	Allowance: On the Effective Date and to the extent not previously Allowed by the Bankruptcy Court, the Senior Notes Claims shall be Allowed in the amounts set forth in Exhibit 1 to the Plan, and shall not be subject to avoidance, objection, challenge, deduction, subordination, recharacterization, or offset.

(c)	Treatment: On the Effective Date, notwithstanding the aggregate amount of the Allowed Senior Notes Claims, and except to the extent that a Holder of an Allowed Claim in Class 2 agrees to a less favorable treatment of its Allowed Claim in Class 2, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class 2, each such Holder shall receive solely its Pro Rata share of the following (which, in each case, shall not be subject to subordination, setoff, or surcharge under section 506(c) of the Bankruptcy Code):

(i)	the Step-Up Senior Notes (which include the Capitalized Interest Amount);

(ii)	Cash in the amount of unpaid interest accrued on the Senior Notes (A) from (and including) December 15, 2012 through (and excluding) April 15, 2013, at the rate of eleven (11) percent per annum, and (B) from (and including) June 15, 2013 through (and excluding) the Effective Date at the rate of six (6) percent per annum; and

(iii)	the Equity Subscription Rights.

(d)	Voting: Class 2 is Impaired by the Plan. Therefore, Holders of Class 2 Senior Notes Claims are entitled to vote to accept or reject the Plan.

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3.                   Class 3 - Other Priority Claims.

(a)	Classification: Class 3 consists of Other Priority Claims.

(b)	Treatment: Except to the extent that a Holder of an Allowed Claim in Class 3 agrees to a less favorable treatment of its Allowed Claim in Class 3, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class 3, each such Holder shall receive, at the option of the Reorganized Debtors, either:

(i)	payment in full in Cash; or

(ii)	other treatment rendering its Other Priority Claim Unimpaired.

(c)	Voting: Class 3 is not Impaired by the Plan, and each Holder of a Class 3 Other Priority Claim is conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Class 3 Other Priority Claims are not entitled to vote to accept or reject the Plan.

4.                   Class 4 - General Unsecured Claims.

(a)	Classification: Class 4 consists of General Unsecured Claims.

(b)	Treatment: Except to the extent that a Holder of an Allowed Claim in Class 4 agrees to a less favorable treatment of its Allowed Claim in Class 4, in exchange for full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class 4, each such Holder shall receive one of the following treatments, at the option of the Reorganized Debtors:

(i)	payment of its General Unsecured Claim in the ordinary course of business; or

(ii)	payment of its General Unsecured Claim in full in Cash, including any interest, if applicable, as required by contract or applicable law, upon the latest of (A) the Effective Date, (B) the date on which such General Unsecured Claim becomes an Allowed General Unsecured Claim, and (C) such other date as may be ordered by the Bankruptcy Court or another court of competent jurisdiction.

(c)	Voting: Class 4 is not Impaired by the Plan, and each Holder of a Class 4 General Unsecured Claim is conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Class 4 General Unsecured Claims are not entitled to vote to accept or reject the Plan.

5.                   Class 5 - Intercompany Claims.

(a)	Classification: Class 5 consists of Intercompany Claims.

(b)	Treatment: Each Intercompany Claim will be, at the election of the Reorganized Debtors, either:

(i)	released, waived, and discharged as of the Effective Date;

(ii)	contributed to the capital of the obligor Entity;

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(iii)	dividended; or

(iv)	remain unimpaired, as may be agreed to by the applicable Reorganized Debtor and the Holder of such Intercompany Claim subject to the requirements of and restrictions (including the relative ranking and priority of such Intercompany Claims) contained in the Step-Up Senior Notes Indenture.

(c)	Voting: Class 5 is not Impaired by the Plan, and each Holder of a Class 5 Intercompany Claim is conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Class 5 Intercompany Claims are not entitled to vote to accept or reject the Plan.

6.                   Class 6 - Intercompany Interests.

(a)	Classification: Class 6 consists of Intercompany Interests.

(b)	Treatment: Intercompany Interests will not be cancelled and, solely to implement the Plan, will be addressed as set forth in Article IV.F.

(c)	Voting: Class 6 is not Impaired by the Plan, and each Holder of Class 6 Intercompany Interests is conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Class 6 Intercompany Interests are not entitled to vote to accept or reject the Plan.

7.                   Class 7 - Equity Interests.

(a)	Classification: Class 7 consists of Equity Interests.

(b)	Treatment: Subject to the Equity Tender Offer and the New Capital Contribution, Equity Interests shall be Reinstated.

(c)	Voting: Class 7 is not Impaired by the Plan, and each Holder of Class 7 Equity Interests is conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Class 7 Equity Interests are not entitled to vote to accept or reject the Plan.

D.                  Special Provision Governing Claims that Are Not Impaired.

Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ rights in respect of any Claims that are not Impaired, including all rights in respect of legal and equitable defenses to, or setoffs or recoupments against, any such Claims that are not Impaired.

E.                   Elimination of Vacant Classes.

Any Class of Claims or Interests that (a) does not have a Holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed by the Bankruptcy Court as of the date of the Confirmation Hearing or (b) is entitled to vote on the Plan but with respect to which no Ballots are cast or no Ballots are deemed to be cast, shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

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F.                   Acceptance or Rejection of the Plan.

1.                   Voting Classes.

Class 2 is Impaired under the Plan and is entitled to vote to accept or reject the Plan.

2.                   Presumed Acceptance of the Plan.

Classes 1, 3, 4, 5, 6, and 7 are not Impaired under the Plan, and the Holders in such Classes are deemed to have accepted the Plan and are not entitled to vote to accept or reject the Plan.

3.                   Acceptance by an Impaired Class.

An Impaired Class of Claims shall have accepted the Plan if (a) the Holders (other than any Holder designated under section 1126(e) of the Bankruptcy Code) of a least two-thirds in amount of the Allowed Claims actually voting in such Class have voted to accept the Plan and (ii) the Holders (other than any Holder designated under section 1126(e) of the Bankruptcy Code) of more than one-half in number of the Allowed Claims actually voting in such Class have voted to accept the Plan.

G.                  Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code.

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Plan by an Impaired Class of Claims. The Debtors may seek Confirmation pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests, provided (i) to the extent such treatment adversely affects the rights of the Purchasers, it shall be only with the consent of the Purchasers and (ii) to the extent such treatment adversely affects the rights of the Holders of Senior Notes Claims, it shall be only with the consent of the Requisite Consenting Senior Noteholders.

H.                  Subordinated Claims.

Except as expressly provided herein, the allowance, classification, and treatment of all Allowed Claims and Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, except as otherwise provided herein, the Reorganized Debtors reserve the right to re-classify any Allowed Claim or Allowed Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

Article IV.
MEANS FOR IMPLEMENTATION OF THE PLAN

A.                   Sources of Cash for Plan Distributions.

All consideration necessary for the Reorganized Debtors to make payments or distributions pursuant hereto shall be obtained from Cash from the Debtors, including Cash from business operations, and the New Capital Contribution. Further, the Debtors and the Reorganized Debtors will be entitled to transfer funds between and among themselves as they determine to be necessary or appropriate to enable the Reorganized Debtors to satisfy their obligations under the Plan. Except as set forth herein, any changes in intercompany account balances resulting from such transfers will be accounted for and settled in accordance with the Debtors’ historical intercompany account settlement practices and will not violate the terms of the Plan or the Step-Up Senior Notes Indenture.

B.                   Equity Tender Offer and New Capital Contribution.

In connection with the restructuring contemplated by the Plan, the Purchasers have agreed, subject to the terms and conditions of the Agreements to Tender and the Recapitalization Agreement, to purchase equity interests in, and fund new capital to, Reorganized Maxcom through a two-step process: the Equity Tender Offer and the New Capital Contribution.

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1.                   Equity Tender Offer.

Subject to the satisfaction or waiver of the terms of the Recapitalization Agreement, to the extent not commenced prior to the Petition Date, the Purchasers will launch the Equity Tender Offer to purchase up to 100% of the Equity Interests.

Pursuant to the Agreements to Tender, the Committed Equity Holders have committed to tender approximately 44 percent of outstanding Equity Interests to the Purchasers. For the remaining Holders of Equity Interests, the Equity Tender Offer shall remain open for a minimum of twenty Business Days after (and including the day of) the commencement of the Equity Tender Offer and may be extended thereafter for additional periods of at least five Business Days, as may be required so that the Equity Tender Offer Expiration Date allows for the Equity Tender Offer Settlement Date to precede the Effective Date by at least four Business Days. As promptly as possible, following the Equity Tender Offer Expiration Date, but in no event later than three Business Days following the Equity Tender Offer Expiration Date, the Purchasers will accept for payment all Equity Interests validly tendered and not withdrawn pursuant to the Equity Tender Offer and cause the Equity Tender Offer Settlement Date to occur. On the Equity Tender Offer Settlement Date, the Purchasers shall, subject to the conditions provided in the Recapitalization Agreement, consummate the Equity Tender Offer and make payment for all Equity Interests accepted for payment.

Upon (a) the Equity Tender Offer being made in accordance with the terms and conditions of the Recapitalization Agreement and (b) provided that the requisite conditions have been satisfied or waived by the Purchasers, the Maxcom Board shall provide the written notice to cause the Equity Interests being held in escrow to be tendered in the Equity Tender Offer.

2.                   New Capital Contribution.

On the Effective Date, the Purchasers shall make the New Capital Contribution to Reorganized Maxcom in exchange for newly issued shares of Common Stock at a “per share price” of Ps$ 2.90 per Certificados de Participación Ordinarios (or its equivalent for any other security which underlying value are Equity Interests), and Reorganized Maxcom shall issue to the Purchasers such number of shares of Common Stock equal to the amount of the New Capital Contribution divided by such “per share price.”

In accordance with applicable law in Mexico, Holders of Equity Interests will have the right to subscribe for shares of capital stock sufficient to maintain their existing ownership percentage.

The issuance of the new shares of Common Stock by Reorganized Maxcom in connection with the New Capital Contribution shall be authorized by a duly called shareholders meeting to be held at least three Business Days prior to the Effective Date.

Any and all of the equity interests issued in respect of the New Capital Contribution shall be duly authorized, validly issued, fully paid, and non-assessable. Each distribution and issuance of such interests shall be governed by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance.

C.                  Issuance of the Step-Up Senior Notes.

On the Effective Date, the Reorganized Debtors are authorized and shall issue to the Holders of the Senior Notes Claims the Step-Up Senior Notes and any other instruments, certificates, and other documents or agreements required to be issued, executed or delivered pursuant to the Plan, in each case without need for further notice to or order of the Bankruptcy Court, act, or action under applicable law, regulation, order, or rule or the vote, consent, authorization, or approval of any Entity. The issuance of the Step-Up Senior Notes shall be exempt from registration under applicable securities laws pursuant to section 1145(a) of the Bankruptcy Code. Without limiting the effect of section 1145 of the Bankruptcy Code, all documents, agreements, and instruments entered into and delivered on or as of the Effective Date contemplated by or in furtherance of this Plan, including the Step-Up Senior Notes Indenture, and any other agreement or document related thereto or entered into in connection therewith, shall become effective and binding in accordance with their respective terms and conditions upon the parties thereto, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization, or approval of any Entity (other than as expressly required by such applicable agreement). On the Effective Date, the guarantees, pledges, liens, and other security interests granted pursuant to the Step-Up Senior Notes Indenture and the Collateral Documents have been and are granted in good faith as an inducement to the Holders of the Senior Notes Claims to agree to the treatment contemplated by the Plan and shall be deemed not to constitute a fraudulent conveyance or fraudulent transfer, shall not otherwise be subject to avoidance, and the priorities of such liens and security interests shall be as set forth in the respective Step-Up Senior Notes Indenture and Collateral Documents.

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D.                  Distribution of the Equity Subscription Rights.

On the Effective Date, Reorganized Maxcom is authorized to, and shall, promptly following the Effective Date, distribute the Equity Subscription Rights through the Equity Subscription Rights Agent to the Holders of Senior Notes Claims of record as of the Equity Subscription Rights Distribution Record Date without need for further notice to or order of the Bankruptcy Court, act, or action under applicable law, regulation, order, or rule or the vote, consent, authorization, or approval of any Entity, except for applicable law in Mexico. The Holders of Senior Notes Claims shall have the right, but not the obligation, to exercise their Equity Subscription Rights as set forth herein. The distribution of the Equity Subscription Rights and the issuance of Common Stock (in the form of (i) CPOs, (ii) American depositary shares, or (iii) common shares certificates) upon exercise of such Equity Subscription Rights shall be exempt from registration under applicable securities laws pursuant to section 1145(a) of the Bankruptcy Code. Without limiting the effect of section 1145 of the Bankruptcy Code, all documents, agreements, and instruments entered into and delivered contemplated by or in furtherance of this Plan, including the Equity Subscription Rights, and any other agreement or document related thereto or entered into in connection therewith, shall become effective and binding in accordance with their respective terms and conditions upon the parties thereto, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization, or approval of any Entity (other than as expressly required by such applicable agreement).

The Equity Subscription Rights shall be exercisable in any amount up to the Exercise Limit for newly issued shares of Common Stock (in the form of (i) CPOs, (ii) American depositary shares, or (iii) common shares certificates) that are not subscribed for by Holders of Equity Interests of Maxcom or Reorganized Maxcom on or before the expiration of the preemptive rights period required pursuant to applicable law in Mexico. In the event the amount of Equity Subscription Rights exercised exceeds the amount of Equity Subscription Stock, the amount allocated to Holders of Equity Subscription Rights that have exercised such Equity Subscription Rights shall be subject to reduction on a Pro Rata basis relative to the number of shares of Common Stock that each such Holder elected to purchase pursuant to its Equity Subscription Rights.

A holder of an Equity Subscription Right may, at any time prior to midnight on the 45th day after the Effective Date (the “Expiration Date”), elect to exercise such right. To exercise an Equity Subscription Right, the holder shall (1) follow the procedures to be set forth in the form of Equity Subscription Right and (2) pay the applicable Equity Subscription Price by delivery to Reorganized Maxcom of an aggregate principal amount of the Step-Up Senior Notes with a VWAP Valuation equal to the aggregate Equity Subscription Price of the rights being exercised. Delivery of the Equity Subscription Price shall be made via DWAC, within five Business Days of the Expiration Date. The Equity Subscription Rights shall be transferrable subject to a transfer, to the same transferee, of an aggregate principal amount of Step-Up Senior Notes corresponding to the Exercise Limit and compliance with the procedures for notice and transfer set forth in the form of Equity Subscription Rights.

E.                   Restructuring Transactions.

On the Effective Date, or as soon as reasonably practicable thereafter, the Reorganized Debtors may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by or necessary to effectuate the Plan, including: (1) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, dissolution, or liquidation containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable law and any other terms to which the applicable Entities may agree; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable parties agree; (3) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion, or dissolution pursuant to applicable state law; and (4) all other actions that the applicable Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law.

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F.                   Corporate Existence.

Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated in the Plan or the Plan Supplement, on the Effective Date, each Debtor shall continue to exist after the Effective Date as a Reorganized Debtor as a separate corporation, limited liability company, partnership, or other form of entity, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form of entity, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and by-laws (or other analogous formation or governing documents) in effect before the Effective Date, except to the extent such certificate of incorporation and bylaws (or other analogous formation or governing documents) are amended by the Plan or otherwise. Consequently, Intercompany Interests shall be retained, and the legal, equitable and contractual rights to which Holders of Intercompany Interests are entitled shall remain unaltered to the extent necessary to implement the Plan. To the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable state, provincial, or federal law).

G.                  Vesting of Assets in the Reorganized Debtors.

Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated in the Plan or the Plan Supplement, on the Effective Date, all property in each Estate, all Causes of Action, and any property acquired by any of the Debtors pursuant to the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances, except for Liens securing the Step-Up Senior Notes. On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

H.                  Cancellation of Existing Securities.

Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated in the Plan or the Plan Supplement, on the Effective Date: (1) the Indenture, the Senior Notes, and any other certificate, share, note, bond, indenture, purchase right, option, warrant, or other instrument or document, directly or indirectly, evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors giving rise to any Claim or Interest (except such certificates, notes, or other instruments or documents evidencing indebtedness or obligations of or ownership interest in the Debtors that are specifically Reinstated or otherwise not Impaired under the Plan) shall be deemed cancelled, discharged, and extinguished (a) with respect to all rights and obligations owed by any Debtor under any such indentures, instruments or similar agreements, and the Reorganized Debtors shall not have any continuing obligations thereunder and (b) except as provided below in this Article IV.H, with respect to the rights and obligations of the Indenture Trustee under the Indenture or similar agreements against (or to) the Holders of the Senior Notes Claims or any other Person except (i) the Debtors, (ii) the Reorganized Debtors, (iii) the Purchasers, or (iv) with respect to (i), (ii), and (iii), any of their respective Affiliates; and (2) the obligations of the Debtors pursuant, relating, or pertaining to any agreements, indentures, certificates of designation, bylaws, or certificate or articles of incorporation or similar documents governing the shares, certificates, notes, bonds, purchase rights, options, warrants, or other instruments or documents evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors (except such agreements, certificates, notes, or other instruments evidencing indebtedness or obligations of or ownership interests in the Debtors that are specifically Reinstated pursuant to the Plan) shall be released and discharged; provided, however, notwithstanding Confirmation or the occurrence of the Effective Date, any such indenture or agreement that governs the rights of the Holder of a Claim shall continue in effect solely for purposes of enabling Holders of Allowed Claims to receive distributions under the Plan as provided herein; provided further, however, that the preceding proviso shall not affect the discharge of Claims or Interests pursuant to the Bankruptcy Code, the Confirmation Order, or the Plan or result in any expense or liability to the Reorganized Debtors, except to the extent set forth in or provided for under this Plan. Solely for the purpose of clause (b) in the immediately preceding sentence, the following rights of the Indenture Trustee shall remain in effect after the Effective Date: (1) rights as Indenture Trustee and rights in connection with any other role under the Indenture and related agreements, including rights to payment of fees, expenses and indemnification obligations, including from property distributed hereunder to the Indenture Trustee, whether pursuant to the exercise of a charging lien or otherwise, (2) rights relating to distributions made to Holders of Allowed Senior Notes Claims by the Indenture Trustee from any source, including distributions hereunder, (3) rights relating to representation of the interests of the Holders of Senior Notes Claims by the Indenture Trustee in the Chapter 11 Cases to the extent not discharged or released hereunder or any order of the Bankruptcy Court, and (4) rights relating to participation by the Indenture Trustee in any proceedings or appeals related to the Plan. On and after the Effective Date, all duties and responsibilities of the Indenture Trustee shall be discharged unless otherwise specifically set forth in or provided for under the Plan. Notwithstanding anything in this Plan to the contrary, this Article IV.H shall not be amended, supplemented, or modified without the prior written consent of the Indenture Trustee.

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I.                     Corporate Action.

Upon the Effective Date, all actions contemplated by the Plan shall be deemed authorized and approved in all respects, including: (1) the Equity Tender Offer and the New Capital Contribution; (2) selection of the directors and officers for the Reorganized Debtors; (3) implementation of the restructuring transactions contemplated by this Plan, as applicable; and (4) all other actions contemplated by the Plan (whether to occur before on or after the Effective Date). All matters provided for in the Plan involving the corporate structure of the Reorganized Debtors, and any corporate action required by the Debtors or the Reorganized Debtors in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders, directors, or officers of the Debtors or the Reorganized Debtors. On or (as applicable) before the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors (as applicable) shall be authorized and (as applicable) directed to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated by the Plan (or necessary or desirable to effect the transactions contemplated by the Plan) in the name of and on behalf of the Reorganized Debtors, and any and all other agreements, documents, securities, and instruments relating to the foregoing. The authorizations and approvals contemplated by this Article IV shall be effective notwithstanding any requirements under non-bankruptcy law. The issuance of the Common Stock in connection with the New Capital Contribution shall be exempt from the requirements of Section 16(b) of the Securities Exchange Act of 1934 (pursuant to Rule 16b-3 promulgated thereunder) with respect to any acquisition of such securities by an officer or director (or a director deputized for purposes thereof) as of the Effective Date.

J.                    New Corporate Governance Documents.

To the extent required by applicable law, on or immediately before the Effective Date, the Reorganized Debtors will file their respective New Corporate Governance Documents with the applicable Secretaries of State and/or other applicable authorities in their respective states, provinces, or countries of incorporation in accordance with the corporate laws of the respective states, provinces, or countries of incorporation. The New Corporate Governance Documents will prohibit the issuance of non-voting equity securities to the extent required by section 1123(a)(6) of the Bankruptcy Code. After the Effective Date, the Reorganized Debtors may amend and restate their respective New Corporate Governance Documents as permitted by the laws of their respective states, provinces, or countries of incorporation and their respective New Corporate Governance Documents.

K.                  Directors and Officers of the Reorganized Debtors and Reorganized Maxcom.

As of the Effective Date, the term of the current members of the board of directors of Maxcom shall expire, and the New Boards, as well as the officers of each of the Reorganized Debtors shall be appointed in accordance with the New Corporate Governance Documents of each Reorganized Debtor.

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On the Effective Date, the New Maxcom Board shall consist of 11 directors. In advance of the Confirmation Hearing, as part of the Plan Supplement the Debtors will disclose the identity and affiliations of any Person which the Purchasers have proposed to serve on the initial New Boards, as well as those Persons that serve as an officer of any of the Reorganized Debtors to the extent required by section 1129(a)(5) of the Bankruptcy Code. If any such director or officer is an “insider” as such term is defined in section 101(31) of the Bankruptcy Code, the nature of any compensation to be paid to such director or officer will also be disclosed to the extent required by section 1129(a)(5) of the Bankruptcy Code. Each such director and officer shall serve from and after the Effective Date in accordance with the terms of the New Corporate Governance Documents.

L.                   Effectuating Documents; Further Transactions.

On and after the Effective Date, the Reorganized Debtors and Reorganized Maxcom, and the officers and members of the New Boards thereof, are authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan and the Securities issued pursuant to the Plan, including the Step-Up Senior Notes and the Equity Subscription Rights, in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorization, or consents except those expressly required pursuant to the Plan.

M.                 Management Incentive Program.

Before the Petition Date, the Debtors shall implement the Management Incentive Program to provide incentive payments to certain of the Debtors’ management, directors, and/or employees upon the satisfaction of certain EBITDA (earnings before interest, taxes, depreciation, and amortization) goals achieved during the Chapter 11 Cases. The Debtors will provide additional description of the Management Incentive Program in the Plan Supplement.

N.                  Exemption from Certain Taxes and Fees.

Pursuant to section 1146(a) of the Bankruptcy Code, any transfers of property pursuant hereto shall not be subject to any stamp tax or other similar tax or governmental assessment in the United States, and the Confirmation Order shall direct and be deemed to direct the appropriate state or local governmental officials or agents to forgo the collection of any such tax or governmental assessment and to accept for filing and recordation instruments or other documents pursuant to such transfers of property without the payment of any such tax or governmental assessment. Such exemption specifically applies, without limitation, to (1) the creation of any mortgage, deed of trust, lien, or other security interest, (2) the making or assignment of any lease or sublease, (3) any restructuring transaction authorized by the Plan, or (4) the making or delivery of any deed or other instrument of transfer under, in furtherance of or in connection with the Plan, including: (a) any merger agreements; (b) agreements of consolidation, restructuring, disposition, liquidation or dissolution; (c) deeds; (d) bills of sale; or (e) assignments executed in connection with any restructuring transaction occurring under the Plan.

O.                  D&O Liability Insurance Policies and Indemnification.

The Plan incorporates the obligations of the Debtors, the Reorganized Debtors, and the Purchasers, as applicable, under Section 5.9 (“Indemnification of Directors and Officers”) of the Recapitalization Agreement, including the provisions thereof described in this Article IV.O.

At or prior to the Equity Tender Offer Settlement Date, the Debtors shall, in consultation with the Purchasers, purchase “tail” directors’ and officers’ liability and fiduciary liability insurance policies which will provide coverage for a period of six years after the Equity Tender Offer Settlement Date (the “Tail Period”) for the Debtors’ current and former directors and officers on substantially the same terms and conditions as the policies currently maintained by the Debtors, including any existing directors’ and officers’ liability or fiduciary liability run off programs, for claims arising out of acts or conduct occurring on or before the Equity Tender Offer Settlement Date and effective for claims asserted prior to or during the Tail Period (and, with respect to claims made prior to or during such period, until final resolution thereof) (the “D&O Tail Coverage”); provided, however, that in no event shall Reorganized Maxcom or its successor, whether by merger, consolidation, or otherwise, expend an amount in excess of 100% of the annual aggregate premium currently paid by Maxcom for such insurance policies (the “Maximum Premium”) for each individual year of the Tail Period; provided further, however, that if D&O Tail Coverage cannot be obtained in any given year of the Tail Period for the Maximum Premium, the Debtors or Reorganized Debtors, as applicable, shall consult with the Purchasers as to what amount should be paid to obtain D&O Tail Coverage, and the Purchasers shall have the right to direct the Debtors or the Reorganized Debtors, as applicable, to obtain D&O Tail Coverage for a premium in excess of the Maximum Premium as long as the aggregate amount of all premiums payable for such D&O Tail Coverage does not exceed six times the Maximum Premium.

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For a period of six years from the Equity Tender Offer Settlement Date, Reorganized Maxcom shall, and the Purchasers shall cause Reorganized Maxcom to, maintain in effect the exculpation, indemnification and advancement of expenses provisions of Maxcom’s and any of its subsidiary’s certificates of incorporation and by-laws or similar organization documents in effect immediately prior to the execution of the Recapitalization Agreement or in any indemnification agreements of Maxcom or its subsidiaries with any of their respective directors, officers or employees in effect immediately prior to execution of the Recapitalization Agreement, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who immediately before the execution of the Recapitalization Agreement were current or former directors, officers or employees of Maxcom or any of its subsidiaries; provided, however, that all rights to indemnification in respect of any action, claim, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”) pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim.

P.                   Preservation of Causes of Action.

In accordance with section 1123(b) of the Bankruptcy Code, but subject to Article VIII, the Reorganized Debtors shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, including any actions specifically enumerated in the Plan Supplement, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date. For the avoidance of doubt, the preservation of Causes of Action described in the preceding sentence includes the Debtors’ right to object to Claims, including Administrative Claims. The Reorganized Debtors may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors in their discretion. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against them as any indication that the Debtors or the Reorganized Debtors will not pursue any and all available Causes of Action against them. The Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan.

The Reorganized Debtors reserve and shall retain the applicable Causes of Action notwithstanding the rejection or repudiation of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Plan. The applicable Reorganized Debtor through its authorized agents or representatives shall retain and may exclusively enforce any and all such Causes of Action. The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court.

Article V.
Treatment of Executory Contracts and Unexpired Leases

A.                   Assumption and Rejection of Executory Contracts and Unexpired Leases.

On the Effective Date, except as otherwise provided herein or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with the Plan, Executory Contracts and Unexpired Leases shall be deemed assumed as of the Effective Date, unless such Executory Contract or Unexpired Lease: (1) was assumed or rejected previously by the Debtors; (2) previously expired or terminated pursuant to its own terms; (3) is the subject of a motion to reject Filed on or before the Effective Date; or (4) is identified as an Executory Contract or Unexpired Lease on the Rejected Executory Contracts and Unexpired Lease List, if any.

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Entry of the Confirmation Order shall constitute a Bankruptcy Court order approving the assumptions or rejections of such Executory Contracts or Unexpired Leases as set forth in the Plan or the Rejected Executory Contract and Unexpired Leases List, pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Unless otherwise indicated, assumptions or rejections of Executory Contracts and Unexpired Leases pursuant to the Plan are effective as of the Effective Date. Each Executory Contract or Unexpired Lease assumed pursuant to the Plan or by Bankruptcy Court order but not assigned to a third party before the Effective Date shall re-vest in and be fully enforceable by the applicable contracting Reorganized Debtor in accordance with its terms, except as such terms may have been modified by the provisions of the Plan or any order of the Bankruptcy Court authorizing and providing for its assumption under applicable federal law. Any motions to assume Executory Contracts or Unexpired Leases pending on the Effective Date shall be subject to approval by the Bankruptcy Court on or after the Effective Date by a Final Order.

B.                   Claims Based on Rejection of Executory Contracts or Unexpired Leases.

Claims arising from the rejection of the Debtors’ Executory Contracts or Unexpired Leases shall be classified as General Unsecured Claims and shall be treated in accordance with Article III, as applicable.

C.                  Cure of Defaults for Executory Contracts and Unexpired Leases Assumed.

Claims or defaults arising or becoming due under any assumed Executory Contract or Unexpired Lease after the effective date of assumption of the applicable assumed Executory Contract or Unexpired Lease are to be paid in full in the ordinary course by the Debtors or Reorganized Debtors, as applicable, subject to the rights of the Debtors or Reorganized Debtors, as applicable to assert or apply, as applicable, any defenses, setoffs, credits, or discounts available under the applicable assumed Executory Contract or Unexpired Lease or under applicable non-bankruptcy law, and, for the avoidance of doubt, such Claims or defaults shall not be released, expunged, discharged, or enjoined by the Plan or the Confirmation Order and there shall be no need or requirement for the Holders of such Claims or defaults to file Administrative Claims. Nothing in the Plan releases or discharges the Debtors or the Reorganized Debtors from (1) obligations to fully satisfy Cure Claims on the Effective Date, or to the extent a dispute exists regarding the Cure Claim, upon entry of a Final Order resolving the dispute or upon mutual agreement between the Debtors or the Reorganized Debtors, as applicable, and the applicable counterparty, or (2) Claims, defaults, or obligations arising or becoming due under any assumed Executory Contract or Unexpired Lease after the effective date of assumption of the applicable assumed Executory Contract or Unexpired Lease pursuant to the terms thereof.

At least fourteen calendar days before the Confirmation Hearing, the Debtors shall distribute, or cause to be distributed, Cure Notices of proposed assumption and proposed amounts of Cure Claims to the applicable third parties. Any objection by a counterparty to an Executory Contract or Unexpired Lease to a proposed assumption or related cure amount must be Filed, served, and actually received by the Debtors no later than four calendar days before the Confirmation Hearing. Any counterparty to an Executory Contract or Unexpired Lease that fails to object timely to the proposed assumption or the proposed amount of the Cure Claim shall be deemed to have consented to such assumption and such Cure Claim and shall be forever barred, estopped, and enjoined from (1) challenging such assumption in any manner and (2) asserting any Claim in respect of such assumed Executory Contract or Unexpired Lease other than such Cure Claim.

In the event of a dispute regarding (1) the amount of any payments to cure such a default, (2) the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed, or (3) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order or orders resolving the dispute and approving the assumption.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time before the date of the Debtors or Reorganized Debtors assume such Executory Contract or Unexpired Lease. Any Proofs of Claim Filed with respect to an Executory Contract or Unexpired Lease that has been assumed shall be deemed disallowed and expunged, without further notice to or action, order, or approval of the Bankruptcy Court.

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D.                  Insurance Policies.

All of the Debtors’ insurance policies and any agreements, documents, or instruments relating thereto, including the D&O Liability Insurance Policies, are treated as and deemed to be Executory Contracts under the Plan. On the Effective Date, the Debtors shall be deemed to have assumed all insurance policies and any agreements, documents, and instruments related thereto, except as otherwise provided in the Rejected Executory Contract and Unexpired Lease List.

E.                   Indemnification Provisions.

In accordance with and subject to the terms of the Recapitalization Agreement, pursuant to section 365 of the Bankruptcy Code or otherwise, and as of the Effective Date, the Debtors and Reorganized Debtors, as applicable, (if necessary to continue all Indemnification Provisions in full force) shall be deemed to have assumed all of the Indemnifications Provisions in place on or before the Effective Date for Claims related to or in connection with any actions, omissions, or transactions occurring before the Effective Date. Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Debtors’ foregoing assumption of each of the Indemnification Provisions. Notwithstanding anything to the contrary contained herein, (1) Confirmation shall not discharge, impair, or otherwise modify any obligations assumed by the foregoing assumption of the Indemnification Provisions, (2) each such obligation shall be deemed and treated as an Executory Contract that has been assumed by the Debtors under the Plan as to which no Proof of Claim need be Filed, and (3) as of the Effective Date, the Indemnifications Provisions shall be binding and enforceable against the Reorganized Debtors.

F.                   Benefit Programs.

Except and to the extent previously assumed by an order of the Bankruptcy Court on or before the Confirmation Date, all employee compensation and benefit programs of the Debtors, including programs subject to sections 1114 and 1129(a)(13) of the Bankruptcy Code, if any, entered into before or after the Petition Date and not since terminated, shall be deemed to be, and shall be treated as though they are, Executory Contracts that are assumed under this Article V, but only to the extent that rights under such programs are held by the Debtors or Persons who are employees of the Debtors as of the Confirmation Date, and the Debtors’ obligations under such programs to Persons who are employees of the Debtors on the Confirmation Date shall survive Confirmation of the Plan, except for (i) Executory Contracts or plans specifically rejected pursuant to the Plan (to the extent such rejection does not violate sections 1114 or 1129(a)(13) of the Bankruptcy Code) and (ii) Executory Contracts or plans as have previously been rejected, are the subject of a motion to reject, or have been specifically waived by the beneficiaries of any plans or contracts; provided, however, that the Debtors’ obligations, if any, to pay all “retiree benefits” as defined in section 1114(a) of the Bankruptcy Code shall continue; provided further, however, that nothing herein shall extend or otherwise modify the duration of such period or prohibit the Debtors or the Reorganized Debtors from modifying the terms and conditions of the retiree benefits as otherwise permitted by such plans and applicable nonbankruptcy law.

G.                  Modifications, Amendments, Supplements, Restatements, or Other Agreements.

Unless otherwise provided in the Plan, each Executory Contract or Unexpired Lease that is assumed shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and Executory Contracts and Unexpired Leases related thereto, if any, including easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan.

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Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

H.                  Reservation of Rights.

Neither the exclusion nor inclusion of any Executory Contract or Unexpired Lease on the Rejected Executory Contract and Unexpired Lease List, nor anything contained in the Plan, shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors or Reorganized Debtors, as applicable, shall have 28 calendar days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease, including by assuming or rejecting such contract or lease.

I.                     Nonoccurrence of Effective Date.

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting unexpired leases pursuant to section 365(d)(4) of the Bankruptcy Code.

J.                    Contracts and Leases Entered Into After the Petition Date.

Contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by such Debtor, will be performed by the Debtor or Reorganized Debtor liable thereunder in the ordinary course of its business. Accordingly, such contracts and leases (including any assumed Executory Contracts and Unexpired Leases) will survive and remain unaffected by entry of the Confirmation Order.

Article VI.
PROVISIONS GOVERNING DISTRIBUTIONS

A.                   Timing and Calculation of Amounts to Be Distributed.

Unless otherwise provided in the Plan, on the Effective Date (or if a Claim is not an Allowed Claim on the Effective Date, on the date that such Claim becomes an Allowed Claim), or, in each case, as soon as reasonably practicable thereafter, each Holder of an Allowed Claim shall receive the full amount of the distributions that the Plan provides for Allowed Claims in each applicable Class and in the manner provided herein. If any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date. If and to the extent that there are Disputed Claims, distributions on account of any such Disputed Claims shall be made pursuant to the provisions set forth in Article VII. Except as otherwise provided in the Plan, Holders of Claims shall not be entitled to interest, dividends, or accruals on the distributions provided for in the Plan, regardless of whether such distributions are delivered on or at any time after the Effective Date. The Debtors shall have no obligation to recognize any transfer of Claims or Interests occurring on or after the Distribution Record Date; provided, however, that distributions on account of the Senior Notes Claims shall be made in accordance with Article VI.D below.

B.                   Disbursing Agent.

Except as otherwise provided in the Plan, all distributions under the Plan shall be made by the Disbursing Agent on the Effective Date. To the extent the Disbursing Agent is one or more of the Reorganized Debtors, the Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.

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C.                  Rights and Powers of Disbursing Agent.

1.                   Powers of the Disbursing Agent.

The Disbursing Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

2.                   Expenses Incurred On or After the Effective Date.

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and out-of-pocket expenses incurred by the Disbursing Agent on or after the Effective Date (including taxes) and any reasonable compensation and out-of-pocket expense reimbursement claims (including reasonable attorney fees and expenses) made by the Disbursing Agent may be paid in Cash by the Reorganized Debtors.

D.                  Distributions on Account of Senior Notes Claims.

The Indenture Trustee shall be deemed to be the Holder of the Claims arising under the Senior Notes for purposes of distributions to be made hereunder, and the Disbursing Agent shall make all distributions on account of such Claims to the Indenture Trustee for the benefit of the Holders of the Senior Notes Claims; provided, however, that for all other purposes, including the Third Party Release, the Indenture Trustee shall not be deemed to be the Holder of such Claims. The Indenture Trustee shall hold, direct, or arrange to deliver such distributions for the benefit of the Holders of such Allowed Claims; provided, however, that the Indenture Trustee shall retain all rights as indenture trustee, as applicable, under the Indenture in connection with the delivery of distributions in accordance with Article III.C.

E.                   Delivery of Distributions and Undeliverable or Unclaimed Distributions.

1.                   Delivery of Distributions.

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be made to Holders of record as of the Distribution Record Date by the Reorganized Debtors or the Disbursing Agent, as appropriate: (a) to the signatory set forth on any of the Proofs of Claim Filed by such Holder or other representative identified therein (or at the last known addresses of such Holder if no Proof of Claim is Filed or if the Debtors have not been notified in writing of a change of address); (b) at the addresses set forth in any written notices of address changes delivered to the Reorganized Debtors or the applicable Disbursing Agent, as appropriate, after the date of any related Proof of Claim; or (c) on any counsel that has appeared in the Chapter 11 Cases on the Holder’s behalf. Subject to this Article VI, distributions under the Plan on account of Allowed Claims shall not be subject to levy, garnishment, attachment, or like legal process, so that each Holder of an Allowed Claim shall have and receive the benefit of the distributions in the manner set forth in the Plan. The Debtors, the Reorganized Debtors, and the Disbursing Agent, as applicable, shall not incur any liability whatsoever on account of any distributions under the Plan except for fraud, gross negligence, or willful misconduct.

2.                   Undeliverable Distributions and Unclaimed Property.

In the event that any distribution to any Holder is returned as undeliverable, no distribution to such Holder shall be made unless and until the Disbursing Agent has determined the then-current address of such Holder, at which time such distribution shall be made to such Holder without interest; provided, however, that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one year from the later of (a) the Effective Date and (b) the date of the distribution. After such date, all unclaimed property or interests in property shall revert to the Reorganized Debtors automatically and without need for a further order by the Bankruptcy Court (notwithstanding any applicable federal, provincial, or state escheat, abandoned, or unclaimed property laws to the contrary), and the claim of any Holder to such property or interest in property shall be discharged of and forever barred.

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3.                   Minimum; De Minimis Distributions.

Notwithstanding anything to the contrary contained in the Plan, the Disbursing Agent shall not be required to distribute Cash or other property to the Holder of any Allowed Claim or Allowed Interest if the amount of Cash or other property to be distributed on account of such Allowed Claim or Allowed Interest is less than $50. Any Holder of an Allowed Claim or Allowed Interest on account of which the amount of Cash or other property to be distributed is less than such amount shall have such Claim or Interest, as applicable, discharged and shall be forever barred from asserting such Claim or Interest against the Debtors, the Reorganized Debtors, or their respective property. Any Cash or other property not distributed pursuant to this provision shall be the property of the Reorganized Debtors.

F.                   Manner of Payment.

1.                   All distributions of Cash under the Plan shall be made by the Disbursing Agent on behalf of the applicable Debtor (or Debtors).

2.                   At the option of the Disbursing Agent, any Cash payment to be made hereunder may be made by check or wire transfer or as otherwise required or provided in applicable agreements.

G.                  Section 1145 Exemption.

Pursuant to section 1145 of the Bankruptcy Code, the issuance of the Step-Up Senior Notes and the Equity Subscription Rights (including any Common Stock that any Holder of Senior Notes Claims may acquire as a result of the exercise thereof) as contemplated by Article IV.C and Article IV.D. shall be exempt from, among other things, the registration requirements of Section 5 of the Securities Act and any other applicable U.S. state or local law requiring registration prior to the offering, issuance, distribution, or sale of Securities. In addition, under section 1145 of the Bankruptcy Code, the Step-Up Senior Notes and the Equity Subscription Rights (including any Common Stock that any Holder of Senior Notes Claims may acquire as a result of the exercise thereof) will be freely tradable in the U.S. by the recipients thereof, subject to (1) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in Section 2(a)(11) of the Securities Act, (2) compliance with applicable securities laws and any rules and regulations of the Securities and Exchange Commission, if any, applicable at the time of any future transfer of such Securities or instruments and subject to any restrictions in the Step-Up Senior Notes Indenture, and (3) any applicable regulatory approval.

H.                  Section 3(a)(9) Exemption.

Section 3(a)(9) of the Securities Act provides that the registration requirements of the Securities Act will not apply to “any security exchanged by the issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange.” 15 U.S.C. § 77c(a)(9). In addition, by virtue of Section 18 of the Securities Act, section 3(a)(9) also provides that any state Blue Sky Law requirements shall not apply to such exchange. No commission or remuneration is being paid or given directly or indirectly for soliciting votes to accept or reject the Plan. Consequently, the Debtors believe that the solicitation of votes to accept or reject the Plan complies with Section 3(a)(9) of the Securities Act.

I.                     Compliance with Tax Requirements.

In connection with the Plan, to the extent applicable, the Reorganized Debtors shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Authority, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, the Reorganized Debtors and the Disbursing Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate. The Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with applicable wage garnishments, alimony, child support, and other spousal awards, liens, and encumbrances.

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J.                    Allocations.

Distributions in respect of Allowed Claims shall be allocated first to the principal amount of such Claims (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claims, to any portion of such Claims for accrued but unpaid interest.

K.                  Setoffs and Recoupment.

Except as otherwise provided for herein with respect to the Senior Notes Claims, the Debtors or the Reorganized Debtors may, but shall not be required to, set off against or recoup from any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Allowed Claim (before any distribution is made on account of such Allowed Claim), any Claims, rights, and Causes of Actions of any nature whatsoever that the Debtors or the Reorganized Debtors may have against the Holder of such Allowed Claim, to the extent such Claims, rights, or Causes of Action against such Holder have not been otherwise compromised or settled on or prior to the Effective Date (whether pursuant to the Plan or otherwise); provided that neither the failure to effect such a setoff or recoupment nor the allowance of any Claim pursuant to the Plan shall constitute a waiver or release by the Debtors or Reorganized Debtors of any such Claims, rights, and Causes of Action that the Debtors or Reorganized Debtors may have against such Holder.

In no event shall any Holder of a Claim be entitled to set off any Claim against any Claim, right, or Cause of Action of a Debtor or a Reorganized Debtor, as applicable, unless such Holder has timely Filed a Proof of Claim with the Bankruptcy Court preserving such setoff.

L.                   Claims Paid or Payable by Third Parties.

1.                   Claims Paid by Third Parties.

The Debtors or the Reorganized Debtors, as applicable, shall reduce in full a Claim, and such Claim shall be disallowed without a Claim objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court, if the Holder of such Claim receives payment in full on account of such Claim from an Entity that is not a Debtor or Reorganized Debtor. Subject to the last sentence of this paragraph, to the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from an Entity that is not a Debtor or a Reorganized Debtor on account of such Claim, such Holder shall, within two weeks of receipt thereof, repay or return the distribution to the applicable Reorganized Debtor, to the extent the Holder’s total recovery on account of such Claim from an Entity that is not a Debtor or a Reorganized Debtor and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan. The failure of such Holder to timely repay or return such distribution shall result in the Holder owing the applicable Reorganized Debtor annualized interest at the Federal Judgment Rate on such amount owed for each Business Day after the two-week grace period specified above until the amount is repaid.

2.                   Claims Payable by Third Parties.

Other than with respect to the Senior Notes Claims, no distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, the applicable portion of such Claim may be expunged without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

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3.                   Applicability of Insurance Policies.

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

Article VII.
PROCEDURES FOR RESOLVING CONTINGENT,
UNLIQUIDATED, AND DISPUTED CLAIMS

A.                   Allowance of Claims.

Except as (1) expressly provided herein, (2) expressly provided by any order entered in the Chapter 11 Cases prior to the Effective Date (including the Confirmation Order), or (3) agreed to in writing by the Reorganized Debtor after the Effective Date (without any further notice to or action, order, or approval of the Bankruptcy Court), no Claim shall be deemed Allowed unless and until such Claim is deemed Allowed under the Bankruptcy Code, under the Plan, or the Bankruptcy Court enters a Final Order in the Chapter 11 Cases allowing such Claim under section 502 of the Bankruptcy Code. Except as expressly provided in any order entered in the Chapter 11 Cases prior to the Effective Date (including the Confirmation Order), the Reorganized Debtors after Confirmation will have and retain any and all rights and defenses the Debtors had with respect to any Claim as of the Petition Date. All Claims of any Entity that owes money to the Debtors shall be disallowed unless and until such Entity pays, in full, the amount it owes the Debtors.

B.                   Claims Administration Responsibilities.

Except as otherwise specifically provided in the Plan, after the Effective Date, the Reorganized Debtors shall have the sole authority: (1) to File, withdraw, or litigate to judgment objections to Claims or Interests; (2) to settle or compromise any Disputed Claim without any further notice to or action, order, or approval by the Bankruptcy Court; and (3) to administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court.

C.                  Estimation of Claims.

The Debtors or the Reorganized Debtors, as applicable, may (but are not required to) at any time request that the Bankruptcy Court estimate any Disputed Claim that is contingent or unliquidated in accordance with section 502(c) of the Bankruptcy Code for any reason, regardless of whether any Entity previously has objected to such Claim or Interest or whether the Bankruptcy Court has ruled on any such objection. If the Bankruptcy Court estimates any contingent or unliquidated Claim or Interest, the estimated amount shall constitute a maximum limitation on such Claim or Interest for all purposes under the Plan (including for purposes of distributions), and the relevant Reorganized Debtor may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim or Interest.

D.                  Adjustment to Claims Without Objection.

Any Claim or Interest that has been paid, satisfied, amended, or superseded may be adjusted or expunged on the Claims Register by the Reorganized Debtors without the Reorganized Debtors having to File an application, motion, complaint, objection, or any other legal proceeding seeking to object to such Claim or Interest and without any further notice to or action, order, or approval of the Bankruptcy Court.

E.                   Disallowance of Claims.

Any Claims held by Entities from which property is recoverable under section 542, 543, 550, or 553 of the Bankruptcy Code or that is a transferee of a transfer avoidable under section 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code, shall be deemed disallowed pursuant to section 502(d) of the Bankruptcy Code, and Holders of such Claims may not receive any distributions on account of such Claims until such time as such Causes of Action against that Entity have been settled or a Bankruptcy Court order with respect thereto has been entered and all sums due, if any, to the Debtors by that Entity have been turned over or paid to the Reorganized Debtors. All Claims Filed on account of an employee benefit shall be deemed satisfied and expunged from the Claims Register as of the Effective Date to the extent the Reorganized Debtors elect to honor such employee benefit (or assume the agreement(s) providing such employee benefit are assumed under the Plan), without any further notice to or action, order, or approval of the Bankruptcy Court.

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F.                   No Distributions Pending Allowance.

If an objection to a Claim or portion thereof is Filed, no payment or distribution provided under the Plan shall be made on account of such Claim or portion thereof unless and until such Disputed Claim becomes an Allowed Claim.

G.                  Distributions After Allowance.

Subject to Article VII.B, to the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the Holder of such Allowed Claim in accordance with the provisions of the Plan. As soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the Disbursing Agent shall provide to the Holder of such Claim the distribution (if any) to which such Holder is entitled under the Plan as of the Effective Date, without any interest to be paid on account of such Claim unless required under applicable bankruptcy law.

H.                  No Interest.

Unless otherwise specifically provided for in the Plan or by order of the Bankruptcy Court, postpetition interest shall not accrue or be paid on Claims, and no Holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim or right. Additionally, and without limiting the foregoing, interest shall not accrue or be paid on any Disputed Claim with respect to the period from the Effective Date to the date a final distribution is made on account of such Disputed Claim, if and when such Disputed Claim becomes an Allowed Claim.

Article VIII.
SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS

A.                   Compromise and Settlement of Claims, Interests, and Controversies.

Pursuant to sections 363 and 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the distributions and other benefits provided pursuant to the Plan, the provisions of the Plan shall constitute a good faith compromise of all Claims, Interests, and controversies relating to the contractual, legal, and subordination rights that a Holder of a Claim may have with respect to any Allowed Claim or Allowed Interest or any distribution to be made on account of such Allowed Claim or Allowed Interest. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests, and controversies, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors, their Estates, and Holders of Claims and Interests, and is fair, equitable, and reasonable. In accordance with the provisions of the Plan, pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019(a), without any further notice to or action, order, or approval of the Bankruptcy Court, after the Effective Date, the Reorganized Debtors may compromise and settle Claims against them and Causes of Action against other Entities.

B.                   Discharge.

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or in any contract, instrument, or other agreement or document created pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors prior to the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code.

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Any default by the Debtors or their Affiliates with respect to any Claim or Interest that existed immediately before or on account of the filing of the Chapter 11 Cases shall be deemed cured on the Effective Date. Except as otherwise specifically provided in the Plan or in any contract, instrument, or other agreement or document created pursuant to the Plan, the Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Effective Date occurring.

This Article VIII.B shall apply to all Claims, whether or not: (1) a Proof of Claim based upon such Claim is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (2) such Claim is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the Holder of such Claim has accepted the Plan.

C.                  Release of Liens.

Except as otherwise provided in the Plan or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of an Other Secured Claim, satisfaction in full of the portion of the Other Secured Claim that is Allowed as of the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, simultaneously with the execution of the Collateral Documents in connection with the execution of the Step-Up Senior Notes Indenture and the issuance of the Step-Up Senior Notes as contemplated by Article IV.C, and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall vest and revert to the Reorganized Debtor and its successors and assigns once the Collateral Documents are fully executed and the security interests created thereby are valid and perfected in form and substance satisfactory to counsel for the Consenting Senior Noteholders. In addition, the Indenture Trustee shall execute and deliver all documents to evidence the release of mortgages, deeds of trust, Liens, pledges, and other security interests related to the Senior Notes and shall authorize the Reorganized Debtors to file UCC-3 termination statements (to the extent applicable) with respect thereto.

D.                  Debtor Release.

Pursuant to section 1123(b) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, for good and valuable consideration, including the service of the Released Parties to facilitate the expeditious reorganization of the Debtors and the implementation of the restructuring contemplated by the Plan, on and after the Effective Date of the Plan, to the extent permitted by applicable laws, the Released Parties are hereby expressly, unconditionally, irrevocably, generally, and individually and collectively released, acquitted, and discharged by the Debtors, the Reorganized Debtors, and the Estates from any and all actions, Claims, Avoidance Actions, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, including any derivative Claims asserted or that could possibly have been asserted on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereinafter arising, in law, equity, contract, tort, or otherwise, by statute or otherwise, that the Debtors, the Reorganized Debtors, the Estates, or each of their respective Affiliates (whether individually or collectively) or on behalf of the Holder of any Claim or Interest or other Entity, ever had, now has, or hereafter can, shall, or may have, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ restructuring, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any Security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Interests before or during the Chapter 11 Cases, the negotiation, formulation, solicitation, or preparation of the Plan, the Plan Supplement, the Disclosure Statement, the Restructuring Support Agreement, the Recapitalization Agreement, the Agreements to Tender, or related agreements, instruments, or other documents, or any other act or omission, transaction, agreement, event, or other occurrence relating to the Debtors, taking place on or before the Effective Date of the Plan, other than Claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes willful misconduct, fraud, or gross negligence, in each case as determined by Final Order of a court of competent jurisdiction; provided, however, that nothing in this Article VIII.D shall release the Debtors, the Reorganized Debtors, or any of their affiliates, as applicable, from their obligations under the Restructuring Support Agreement, the Recapitalization Agreement or the Agreements to Tender.

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Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Release, which includes by reference each of the related provisions and definitions contained herein, and further, shall constitute the Bankruptcy Court’s finding that the Debtor Release is: (1) in exchange for the good and valuable consideration provided by the Released Parties; (2) a good faith settlement and compromise of the Claims released by this Article VIII.D; (3) in the best interests of the Debtors and Holders of Claims and Interests; (4) fair, equitable, and reasonable; (5) given and made after due notice and opportunity for hearing; and (6) a bar to any of the Debtors asserting any claim or Causes of Action released pursuant to the Debtor Release.

E.                   Third Party Release.

As of the Effective Date of the Plan, to the extent permitted by applicable law, each Releasing Party shall be deemed to have expressly, unconditionally, irrevocably, generally, and individually and collectively, released, acquitted, and discharged the Debtors, the Reorganized Debtors, and the Released Parties from any and all actions, Claims, Interests, Liens, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, including any derivative Claims asserted or that could possibly have been asserted on behalf of a Debtor, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, in law, equity, contract, tort, or otherwise, that such Entity (whether individually or collectively) ever had, now has, or hereafter can, shall, or may have, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ restructuring, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any Security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Interests before or during the Chapter 11 Cases, the negotiation, formulation, solicitation, or preparation of the Plan, the Plan Supplement, the Disclosure Statement, the Restructuring Support Agreement, the Recapitalization Agreement, the Agreements to Tender, or related agreements, instruments, or other documents, or any other act or omission, transaction, agreement, event, or other occurrence relating to the Debtors taking place on or before the Effective Date of the Plan, other than Claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes willful misconduct, fraud, or gross negligence, in each case, as determined by Final Order of a court of competent jurisdiction.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Third Party Release, which includes by reference each of the related provisions and definitions contained herein, and further, shall constitute the Bankruptcy Court’s finding that the Third Party Release is: (1) in exchange for the good and valuable consideration provided by the Released Parties; (2) a good faith settlement and compromise of the Claims released by this Article VIII.E; (3) in the best interests of the Debtors and Holders of Claims and Interests; (4) fair, equitable, and reasonable; (5) given and made after due notice and opportunity for hearing; and (6) a bar to any Entity granting a Third Party Release from asserting any claim or Cause of Action released pursuant to the Third Party Release.

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F.                   Liabilities to, and Rights of, Governmental Authorities.

Nothing in the Plan or Confirmation Order shall discharge, release, or preclude: (1) any liability to a Governmental Authority that is not a Claim; (2) any Claim of a Governmental Authority arising on or after the Confirmation Date; (3) any liability to a Governmental Authority on the part of any Entity other than the Debtors or Reorganized Debtors; (4) any valid right of setoff or recoupment by a Governmental Authority; or (5) any criminal liability; and nothing in the Plan or Confirmation Order shall enjoin or otherwise bar any Governmental Authority from asserting or enforcing, outside the Bankruptcy Court, any such liability. The discharge and injunction provisions contained in the Plan and Confirmation Order are not intended and shall not be construed to bar any Governmental Authority from, after the Confirmation Date, pursuing any police or regulatory action.

G.                  Exculpation.

Except as otherwise specifically provided in the Plan or Plan Supplement, no Exculpated Party shall have or incur, and each Exculpated Party is hereby released and exculpated from, any (1) Exculpated Claim and (2) any obligation, Cause of Action, or liability for any Exculpated Claim, except for those that result from any such act or omission that is determined in a Final Order to have constituted fraud, gross negligence, or willful misconduct, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan.

H.                  Injunction.

FROM AND AFTER THE EFFECTIVE DATE, ALL ENTITIES ARE PERMANENTLY ENJOINED FROM COMMENCING OR CONTINUING IN ANY MANNER, ANY CAUSE OF ACTION RELEASED OR TO BE RELEASED PURSUANT TO THE PLAN OR THE CONFIRMATION ORDER.

FROM AND AFTER THE EFFECTIVE DATE, TO THE EXTENT OF THE RELEASES AND EXCULPATION GRANTED IN THIS Article VIII, THE Releasing PARTIES SHALL BE PERMANENTLY ENJOINED FROM COMMENCING OR CONTINUING IN ANY MANNER AGAINST THE RELEASED PARTIES AND THE EXCULPATED PARTIES AND THEIR ASSETS AND PROPERTIES, AS THE CASE MAY BE, ANY SUIT, ACTION, OR OTHER PROCEEDING, ON ACCOUNT OF OR RESPECTING ANY CLAIM, DEMAND, LIABILITY, OBLIGATION, DEBT, RIGHT, CAUSE OF ACTION, INTEREST, OR REMEDY RELEASED OR TO BE RELEASED PURSUANT TO THIS Article VIII.

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THE PLAN, THE PLAN SUPPLEMENT, OR IN OBLIGATIONS ISSUED PURSUANT TO THE PLAN, ALL ENTITIES WHO HAVE HELD, HOLD, OR MAY HOLD CLAIMS OR INTERESTS THAT HAVE BEEN RELEASED PURSUANT TO Article VIII.D OR Article VIII.E, DISCHARGED PURSUANT TO Article VIII.B, OR ARE SUBJECT TO EXCULPATION PURSUANT TO Article VIII.G ARE PERMANENTLY ENJOINED, FROM AND AFTER THE EFFECTIVE DATE, FROM TAKING IN ANY JURISDICTION ANY OF THE FOLLOWING ACTIONS: (1) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS; (2) ENFORCING, ATTACHING, COLLECTING, OR RECOVERING BY ANY MANNER OR MEANS ANY JUDGMENT, AWARD, DECREE, OR ORDER AGAINST SUCH ENTITIES ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS; (3) CREATING, PERFECTING, OR ENFORCING ANY ENCUMBRANCE OF ANY KIND AGAINST SUCH ENTITIES OR THE PROPERTY OR ESTATE OF SUCH ENTITIES ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS; (4) ASSERTING ANY RIGHT OF SETOFF, SUBROGATION, OR RECOUPMENT OF ANY KIND AGAINST ANY OBLIGATION DUE FROM RELEASED PARTIES OR EXCULPATED PARTIES OR AGAINST THE PROPERTY OR ESTATES OF RELEASED PARTIES OR EXCULPATED PARTIES ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS UNLESS SUCH HOLDER HAS FILED A MOTION REQUESTING THE RIGHT TO PERFORM SUCH SETOFF ON OR BEFORE THE CONFIRMATION DATE, AND NOTWITHSTANDING AN INDICATION IN A PROOF OF CLAIM OR INTEREST OR OTHERWISE THAT SUCH HOLDER ASSERTS, HAS, OR INTENDS TO PRESERVE ANY RIGHT OF SETOFF PURSUANT TO SECTION 553 OF THE BANKRUPTCY CODE OR OTHERWISE; (5) EXCHANGING OR OTHERWISE TRANSFERRING ANY SENIOR NOTES WHETHER IN ACCORDANCE WITH THE INDENTURE OR OTHERWISE; (6) AUTHENTICATING, DELIVERING, OR FACILITATING THE DELIVERY OF ANY CERTIFICATE OR OTHER DOCUMENTS EVIDENCING A HOLDER’S INTEREST IN THE SENIOR NOTES, EXCEPT IN ACCORDANCE WITH Article VI.D; AND (7) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS RELEASED OR SETTLED PURSUANT TO THE PLAN.

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ANY ENTITY INJURED BY ANY WILLFUL VIOLATION OF SUCH INJUNCTION MAY RECOVER ACTUAL DAMAGES, INCLUDING COSTS AND ATTORNEYS’ FEES AND, IN APPROPRIATE CIRCUMSTANCES, MAY RECOVER PUNITIVE DAMAGES FROM THE WILLFUL VIOLATOR.

THE RIGHTS AFFORDED IN THE PLAN AND THE TREATMENT OF ALL CLAIMS AND INTERESTS HEREIN SHALL BE IN EXCHANGE FOR AND IN COMPLETE SATISFACTION OF CLAIMS AND INTERESTS OF ANY NATURE WHATSOEVER, INCLUDING ANY INTEREST ACCRUED ON CLAIMS FROM AND AFTER THE PETITION DATE, AGAINST THE DEBTORS OR ANY OF THEIR ASSETS, PROPERTY, OR ESTATES. ON THE EFFECTIVE DATE, ALL SUCH CLAIMS AGAINST THE DEBTORS SHALL BE FULLY RELEASED AND DISCHARGED, AND THE INTERESTS SHALL BE CANCELLED.

ALL ENTITIES SHALL BE PRECLUDED FROM ASSERTING AGAINST THE DEBTORS, THE DEBTORS’ ESTATES, THE REORGANIZED DEBTORS, EACH OF THEIR RESPECTIVE SUCCESSORS AND ASSIGNS, AND EACH OF THEIR ASSETS AND PROPERTIES, ANY OTHER CLAIMS OR INTERESTS BASED UPON ANY DOCUMENTS, INSTRUMENTS, OR ANY ACT OR OMISSION, TRANSACTION, OR OTHER ACTIVITY OF ANY KIND OR NATURE THAT OCCURRED BEFORE THE EFFECTIVE DATE.

I.                     Term of Injunctions or Stays.

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order), shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

Article IX.
CONDITIONS PRECEDENT TO CONFIRMATION
AND CONSUMMATION OF THE PLAN

A.                   Conditions Precedent to Confirmation.

It shall be a condition to Confirmation that the following conditions shall have been satisfied or waived pursuant to the provisions of Article IX.C:

1.                   the Disclosure Statement in form and substance reasonably acceptable to the Requisite Consenting Senior Noteholders and the Purchasers shall have been approved by the Bankruptcy Court;

2.                   the final version of the Plan Supplement, including all of the schedules, documents, and exhibits contained therein, shall be (a) in form and substance reasonably acceptable to the Requisite Consenting Senior Noteholders and (b) in form and substance acceptable to the Purchasers;

3.                   the Bankruptcy Court shall have entered the Confirmation Order (a) in form and substance reasonably acceptable to the Requisite Consenting Senior Noteholders and (b) in form and substance acceptable to the Purchasers;

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4.                   the Approval Order shall be a Final Order; and

5.                   the Recapitalization Agreement shall be in full force and effect and shall not have been terminated or amended in any manner inconsistent with the Restructuring Support Agreement.

B.                   Conditions Precedent to the Effective Date.

It shall be a condition to the Effective Date of the Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of Article IX.C:

1.                   the Confirmation Order shall, among other things, (a) have been duly entered and be a Final Order confirming the Plan for each of the Debtors, and (b) include a finding by the Bankruptcy Court that the issuance of the Step-Up Senior Notes, the Equity Tender Offer, the New Capital Contribution, the Equity Subscription Rights, and any related transactions will be authorized and exempt from registration under applicable securities law pursuant to section 1145 of the Bankruptcy Code;

2.                   the Equity Tender Offer shall have been consummated;

3.                   simultaneously with the Effective Date, the New Capital Contribution shall have been consummated in an amount not less than required under the Recapitalization Agreement;

4.                   each of the Collateral Documents shall have been executed and the security interests created thereby shall be valid;

5.                   no Governmental Authority shall have issued any ruling or order enjoining the Consummation in a way that cannot be reasonably remedied by the Debtors or the Reorganized Debtors in a manner that is (a) reasonably satisfactory to the Requisite Consenting Senior Noteholders and (b) satisfactory to the Purchasers;

6.                   all necessary consents, approvals and actions of, filings with and notices to any governmental or regulatory authority necessary to permit the Debtors to consummate the Plan shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any governmental or regulatory authority necessary for the consummation of the Plan shall have occurred;

7.                   any amendments, modifications, or supplements to the Plan (including the Plan Supplement), including pursuant to Article XII.K, if any, shall be (a) in form and substance reasonably acceptable to the Requisite Consenting Senior Noteholders and (b) in form and substance acceptable to the Purchasers;

8.                   the Step-Up Senior Notes Indenture shall be consistent with the Description of Step-Up Senior Notes in all respects and shall otherwise be in form and substance reasonably acceptable to the Requisite Consenting Senior Noteholders and the Purchasers;

9.                   the Collateral Documents shall be in form and substance reasonably acceptable to the Requisite Consenting Senior Noteholders and the Purchasers; provided, however, that the mortgages on the assets and properties owned by the Debtors shall be consistent in all material respects with the mortgages related to the Indenture;

10.                all actions, documents, certificates, and agreements necessary to implement this Plan shall have been effected or executed and delivered to the required Entities and, to the extent required, Filed with the applicable Governmental Authorities in accordance with applicable laws; and

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11.                the Recapitalization Agreement shall be in full force and effect and shall not have been terminated.

C.                  Waiver of Conditions.

The Debtors, with the prior written consent of (1) the Requisite Consenting Senior Noteholders, which consent shall not be unreasonably withheld, and (2) the Purchasers, may waive any of the conditions to Confirmation or Consummation set forth in Article IX at any time, without any notice and without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity, and without any formal action other than proceeding to confirm or consummate the Plan.

D.                  Effect of Failure of Conditions.

Other than the allowance of the Senior Notes Claims as described in Article III.C.2 of the Plan, if the Consummation of the Plan does not occur, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any Claims by the Debtors, any Holders, or any other Entity; (2) prejudice in any manner the rights of the Debtors, any Holders, or any other Entity; or (3) constitute an admission, acknowledgment, offer, or undertaking by the Debtors, any Holders, or any other Entity in any respect.

Article X.
MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

A.                   Modification and Amendments.

Except as otherwise specifically provided in the Plan, the Debtors reserve the right to modify the Plan with the reasonable consent of the Requisite Consenting Senior Noteholders and the consent of the Purchasers (subject to the terms of the Restructuring Support Agreement and the Recapitalization Agreement, as applicable) whether such modification is material or immaterial, and seek Confirmation consistent with the Bankruptcy Code. Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 (as well as those restrictions on modifications set forth in the Plan), each of the Debtors expressly reserves its respective rights to revoke or withdraw, or, with the reasonable consent of the Requisite Consenting Senior Noteholders and the consent of the Purchasers, to alter, amend, or modify the Plan with respect to such Debtor, one or more times, after Confirmation, and, to the extent necessary, may initiate proceedings in the Bankruptcy Court to so alter, amend, or modify the Plan, or remedy any defect or omission or reconcile any inconsistencies in the Plan, the Disclosure Statement or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Plan.

B.                   Effect of Confirmation on Modifications.

Entry of a Confirmation Order shall mean that all modifications or amendments to the Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or re-solicitation under Bankruptcy Rule 3019.

C.                  Revocation or Withdrawal of Plan.

Subject to the rights afforded to the Purchasers in the Approval Order, the Debtors reserve the right to revoke or withdraw the Plan before the Confirmation Date and to file subsequent plans of reorganization. If the Debtors revoke or withdraw the Plan, or if Confirmation or Consummation does not occur, then: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of the Claims or Interests or Class of Claims or Interests), assumption or rejection of Executory Contracts or Unexpired Leases effected by the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (3) nothing contained in the Plan shall: (a) constitute a waiver or release of any Claims or Interests; (b) prejudice in any manner the rights of such Debtor, any Holder, or any other Entity; or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by such Debtor, any Holder, or any other Entity.

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Article XI.
RETENTION OF JURISDICTION

A.                   Exclusive Jurisdiction.

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, and except with respect to matters set forth in Article XI.B, on and after the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or related to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:

1.                   allow, disallow, classify, estimate, or establish the priority of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the status, priority, amount, or allowance of Claims or Interests;

2.                   decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

3.                   resolve any matters related to: (a) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable, and to hear, determine and, if necessary, liquidate, any Claims arising therefrom, including Cure Claims pursuant to section 365 of the Bankruptcy Code; (b) the Reorganized Debtors amending, modifying, or supplementing, after the Effective Date, pursuant to Article V, the Executory Contracts and Unexpired Leases to be assumed or rejected or otherwise; and (c) any dispute regarding whether a contract or lease is or was executory, expired, or terminated;

4.                   ensure that distributions to Holders of Allowed Claims and Interests are accomplished pursuant to the provisions of the Plan;

5.                   adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

6.                   adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;

7.                   enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan, the Plan Supplement, or the Disclosure Statement;

8.                   enter and enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

9.                   resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with Consummation, including interpretation or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan;

10.                issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of the Plan;

39

11.                resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the releases, injunctions, and other provisions contained in Article VIII, and enter such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions;

12.                resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim for amounts not timely repaid;

13.                resolve any cases, controversies, suits, disputes, or Causes of Action with respect to any Claims arising under or in connection with the Senior Notes asserted by any current or former Holder of Senior Notes against the Reorganized Debtors;

14.                enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

15.                determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, or the Confirmation Order;

16.                enter an order or Final Decree concluding or closing any of the Chapter 11 Cases;

17.                adjudicate any and all disputes arising from or relating to distributions under the Plan;

18.                consider any modifications of the Plan in accordance with applicable law, to cure any defect or omission or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

19.                hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan or the Confirmation Order, including disputes arising in connection with the implementation of the agreements, documents, or instruments executed in connection with the Plan;

20.                hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

21.                hear and determine all disputes involving the existence, nature, scope, or enforcement of any exculpations, discharges, injunctions, and releases granted in connection with and under the Plan, including under Article VIII;

22.                enforce all orders previously entered by the Bankruptcy Court, resolve any cases, controversies, suits, or disputes that may arise in connection with any entity’s rights arising from or obligations incurred in connection with the Plan; and

23.                hear any other matter not inconsistent with the Bankruptcy Code.

B.                   Non-Exclusive Jurisidiction.

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain non-exclusive jurisdiction to:

1.                   determine or liquidate or establish the Secured or unsecured status, or amount of any Claim or Interest; and

2.                   resolve any matters related to any potential contractual obligation under any Executory Contract or Unexpired Lease.

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C.                  New Senior Notes Indenture.

Notwithstanding anything in this Article XI to the contrary, any disputes arising under the New Senior Notes Indenture or the Collateral Documents will be governed by the jurisdictional provisions therein.

Article XII.
MISCELLANEOUS PROVISIONS

A.                   Conflicts.

Except as set forth in the Plan, to the extent that any provision of the Disclosure Statement, the Plan Supplement, or any other order (other than the Confirmation Order) referenced in the Plan (or any exhibits, schedules, appendices, supplements, or amendments to any of the foregoing), conflict with or are in any way inconsistent with any provision of the Plan, the Confirmation Order shall govern and control.

B.                   Immediate Binding Effect.

Subject to Article IX.B and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan and the Plan Supplement shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, and any and all Holders of Claims or Interests (irrespective of whether their Claims or Interests are deemed to have accepted the Plan or are held by a Holder entitled to vote to accept or reject the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors.

C.                  Additional Documents.

On or before the Effective Date, the Debtors may File with the Bankruptcy Court such agreements and other documents (1) in form and substance reasonably acceptable to the Requisite Consenting Senior Noteholders and (2) in form and substance acceptable to the Purchasers, as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The Debtors or Reorganized Debtors, as applicable, and all Holders receiving distributions pursuant to the Plan and all other parties in interest may, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

D.                  Statutory Committee and Cessation of Fee and Expense Payment.

On the Effective Date, any Committee appointed in the Chapter 11 Cases shall dissolve and members thereof shall be released and discharged from all rights and duties from or related to the Chapter 11 Cases. The Reorganized Debtors shall no longer be responsible for paying any fees or expenses incurred by any statutory committees, including any Committee, after the Effective Date.

E.                   Approval Order

Notwithstanding anything to the contrary herein, nothing in the Plan or the Confirmation Order shall modify the terms of the Approval Order, which shall remain in full force and effect.

F.                   Reservation of Rights.

Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Bankruptcy Court enters the Confirmation Order, and the Confirmation Order shall have no force or effect if the Effective Date does not occur. None of the Filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by any Debtor with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the Holders before the Effective Date.

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G.                  Successors and Assigns.

The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor, or assign, Affiliate, officer, director, agent, representative, attorney, beneficiaries, or guardian, if any, of each Entity.

H.                  Notices.

To be effective, all notices, requests, and demands to or upon the Debtors, the Consenting Senior Noteholders, and the Purchasers shall be in writing (including by facsimile transmission). Unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed to the following:

If to the Debtors:

Alarcón Espinosa Abogados, S.C.
Guillermo González Camarena, 1100, 3er piso
México, DF 01210
Attention: Gonzalo Alarcón I.
E-mail address:  ga@aeabogados.com

With copies to:

Kirkland & Ellis LLP
300 North LaSalle
Chicago, Illinois 60654
Facsimile: (312) 862-2200
Attention: Marc Kieselstein (marc.kieselstein@kirkland.com ) and Daniel R. Hodgman (daniel.hodgman@kirkland.com)

If to the Consenting Senior Noteholders:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York NY 10006
Facsimile: (212) 225-3999
Attention:  Richard J. Cooper (rcooper@cgsh.com) and Lisa Schweitzer (lschweitzer@cgsh.com)

If to the Purchasers:

VENTURA CAPITAL PRIVADO S.A. DE C.V.

Paseo de Tamarindos No. 400 Torre B, Piso 25

Col. Bosque de las Lomas

CP. 05120 Cuajimalpa.

México, D.F.

México
Facsimile: (5255) 5003 0910

Attention: Javier Molinar Horcasitas

and

BANCO INVEX S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, INVEX GRUPO FINANCIERO

Torre Esmeralda I. Blvd. Manuel Ávila Camacho no. 40, piso 7

Colonia Lomas de Chapultepec, C.P.

11000, Distrito Federal México.

Facsimile: (5255) 5350 3399

Attention: Mr. Pedro Izquierdo Rueda

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With copies to:

Jones Day México, S.C.

Bosque de Alisos 47B primer piso México, D.F. 05120

Attention: Fernando de Ovando

Facsimile: (5255) 3000 4040

E-mail: fdeovando@jonesday.com

and

Paul Hastings LLP

75 East 55th Street

New York, New York, 10011

United States

Attention: Luc A. Despins, Joy Gallup, Michael Fitzgerald

Facsimile: +1 212-230-7642

Email: lucdespins@paulhastings.com; joygallup@paulhastings.com; michaelfitzgerald@paulhastings.com

After the Effective Date, the Reorganized Debtors may, in their sole discretion, notify Entities that, to continue to receive documents pursuant to Bankruptcy Rule 2002, such Entity must File a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, the Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have Filed such renewed requests.

I.                     Entire Agreement.

Except as otherwise indicated in the Plan or the Plan Supplement, as applicable, the Plan and the Plan Supplement supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

J.                    Exhibits.

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. After the exhibits and documents are Filed, copies of such exhibits and documents shall be available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the website of the Notice and Claims Agent at [_________________] or the Bankruptcy Court’s website at www.deb.uscourts.gov. To the extent any exhibit or document is inconsistent with the terms of the Plan, unless otherwise ordered by the Bankruptcy Court, the non-exhibit or non-document portion of the Plan shall control.

K.                  Severability of Plan Provisions.

If, before Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without the Debtors’ consent; and (3) non-severable and mutually dependent.

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L.                   Votes Solicited in Good Faith.

Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors and the Purchasers, as applicable, and each of the Debtors’ and the Purchasers’ respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors, employees, advisors, and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of Securities offered and sold under the Plan and, therefore, no such parties, individuals, or the Reorganized Debtors will have any liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under the Plan.

M.                 Closing of Chapter 11 Cases.

The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, File with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order necessary to close the Chapter 11 Cases.

[Remainder of page intentionally left blank.]

44

Dated:	July 3, 2013
Wilmington, Delaware

Maxcom Telecomunicaciones, S.A.B. de C.V., on behalf of itself and each of the other Debtors
By:	/s/ Gonzalo Alarcón I.
Name: Gonzalo Alarcón I.
Authorized Signatory

COUNSEL:

Laura Davis Jones (DE Bar No. 2436)
James E. O’Neill (DE Bar No. 4042)
PACHULSKI STANG ZIEHL & JONES LLP
919 North Market Street, 17th Floor
P.O. Box 8705
Wilmington, Delaware 19899-8705 (Courier 19801)
Telephone: (302) 652-4100
Facsimile: (302) 652-4400
Email: ljones@pszjlaw.com
joneill@pszjlaw.com

- and -

Marc Kieselstein, P.C. (pro hac vice admission pending)
Adam Paul (pro hac vice admission pending)
Daniel R. Hodgman (pro hac vice admission pending)
KIRKLAND & ELLIS LLP
300 N. LaSalle
Chicago, Illinois 60654
Telephone: (312) 862-2000
Facsimile: (312) 862-2200
Email: marc.kieselstein@kirkland.com
adam.paul@kirkland.com
daniel.hodgman@kirkland.com

Proposed Co-Counsel to the Debtors and Debtors in Possession

Exhibit 1

Allowance of Senior Notes Claims2

The Senior Notes Claims shall be Allowed in the following amounts:

(i)	the outstanding principal amount under the Senior Notes of $177,107,000;

(ii)	the amount of unpaid interest accrued on the Senior Notes from (and including) December 15, 2012 through (and excluding) the Effective Date at the applicable contractual rate under the Indenture;

(iii)	all amounts payable by the Debtors to the holders of the Senior Notes under the Indenture (including, without limitation, pursuant to Sections 3.10, 4.19, and 13.01 thereof);

(iv)	all amounts payable by the Debtors to the Collateral Agent (as defined in the Indenture) from time to time under the Indenture and the Collateral Documents (as defined in the Indenture); and

(v)	all amounts payable by the Debtors to the Indenture Trustee from time to time under the Indenture.

[2]	Unless otherwise noted, capitalized terms not defined herein have the meanings ascribed to them in the Joint Plan of Reorganization of Maxcom Telecomunicaciones, S.A.B. de C.V. and its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code to which this document is attached as an exhibit.

2